UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Triumph Group, Inc.

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Triumph Group

Triumph Group, Inc.

2020 Proxy Statement

Notice of Annual Meeting of Stockholders

To Be Held on July 16, 2020

To the holders of shares of our common stock:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Triumph Group, Inc. (“Triumph” or the “Company”) will be held on Thursday, July 16, 2020, beginning at 9:00 a.m., Eastern Time and conducted virtually via a live audio webcast on the Internet in light of the ongoing public health impact of the current coronavirus (“COVID-19”) pandemic.  You may virtually attend, vote and submit questions during the Annual Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2020. You will not be able to attend the Annual Meeting in person nor will there be any physical location.

Only stockholders of record at the close of business on May 18, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. We are committed to ensuring our stockholders have the same rights and opportunities to participate in the Annual Meeting as if it had been held in a physical location. While we encourage you to vote in advance of the Annual Meeting, you may also vote and submit questions relating to meeting matters during the Annual Meeting (subject to time restrictions). You may vote by telephone, Internet or mail prior to the Annual Meeting.

As further described in the proxy materials for the Annual Meeting, you are entitled to virtually attend the Annual Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2020. To be admitted to the Annual Meeting you must enter the 16-digit control number found next to the box with the arrow included on your Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 16, 2020 (the “Notice”) or proxy card (if you receive a printed copy of the proxy materials).The annual meeting will be held for the following purposes:

►	To elect nine nominees for director for the coming year;
►	To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2020;
►	To approve the Amended and Restated Triumph Group, Inc. 2018 Equity Incentive Plan to increase the number of shares available for issuance under the Plan;
►	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021;
►	To consider a stockholder proposal to reduce the threshold to call special stockholder meetings to 15% of outstanding shares; and
►	To consider and transact any other business as may properly come before the Annual Meeting or any postponements or adjournments.

Management currently knows of no other business to be presented at the Annual Meeting. If any other matters come before the meeting, the persons named in the accompanying proxy will vote with their judgment on those matters.

On June 2, 2020, we began mailing to certain stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) for the  Annual Meeting containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and how to vote by Internet or mail. By furnishing the Notice instead of a printed copy of the proxy materials, we are lowering printing and mailing costs and reducing the environmental impact of the Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

Meeting Information:
Date: July 16, 2020 Time: 9:00 a.m. Eastern Time Location* Live audio webcast on the Internet at www.virtualshareholdermeeting.com/TGI2020*
Your vote is important.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote during the Annual Meeting, by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

How You Can Access the Proxy Materials Online:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on July 16, 2020.

Triumph Group, Inc.’s Proxy Statement for the Annual Meeting and its Annual Report on Form 10-K for the fiscal year ended March 31, 2020 are available via the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Jennifer H. Allen

Secretary

June 2, 2020

* The Annual Meeting will be conducted via audio webcast online and a completely virtual meeting of stockholders due to the ongoing public health impact of the COVID-19 pandemic. This decision was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our stockholders, directors and members of management and is consistent with the Company’s safety and health core values. You may virtually attend, ask questions relating to meeting matters and vote during the Annual Meeting via the live audio webcast on the Internet at the link above. You will not be able to attend the Annual Meeting in person. There will be no physical location for stockholders to attend.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Triumph Group, Inc.’s (the “Company”) future operations and prospects, including statements that are based on current projections and expectations about the markets in which it operates, and management's beliefs concerning future performance and capital requirements based upon current available information. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, words like "may," "might," "will," "expect," "anticipate," "plan," "believe," "potential," and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from management's current expectations. For example, there can be no assurance that additional capital will not be required or that additional capital, if required, will be available on reasonable terms, if at all, at such times and in such amounts as may be needed by the Company. In addition to these factors, among other factors that could cause actual results to differ materially, are uncertainties relating to the integration of acquired businesses, general economic conditions affecting the Company’s business segments, the impact of the dependence of certain of the Company’s businesses on certain key customers, the risk that the Company will not realize all of the anticipated benefits from acquisitions as well as competitive factors relating to the aerospace industry. Further, widespread health developments, including the recent coronavirus (“COVID-19”) pandemic, and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) could adversely and materially affect, among other things, the economic and financial markets and labor resources of the countries in which the Company operates, the Company’s manufacturing and supply chain operations, commercial operations and sales force, administrative personnel, third-party service providers, business partners and customers and the demand for the Company’s products, which could result in a material adverse effect on the Company’s business, financial conditions and results of operations. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement may not occur.

Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Proxy Statement For Annual Meeting of Stockholders To be held virtually on July 16, 2020

GENERAL INFORMATION

Triumph Group, Inc. (“Triumph”, the “Company”, “we”, “us” or “our”) first made these materials available to stockholders on or about June 2, 2020 on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors of the Company for use at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, July 16, 2020 at 9:00 a.m. Eastern Time. The Company will conduct the Annual Meeting virtually via a live audio webcast on the Internet in light of the ongoing public health impact of the current coronavirus (“COVID-19”) pandemic. The decision to conduct a virtual meeting of stockholders this year was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our stockholders, directors and members of management and is consistent with the Company’s safety and health core values. You may virtually attend, ask questions relating to meeting matters and vote during the Annual Meeting by visiting: www.virtualshareholdermeeting.com/TGI2020. Only stockholders of record at the close of business on May 18, 2020 are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournment or postponement thereof.

To virtually attend the Annual Meeting, visit www.virtualshareholdermeeting.com/TGI2020 and enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials for the Annual Meeting, on your proxy card, or on the voting instructions that accompanied your proxy materials.  Check-in for the Annual Meeting will begin at 8:45 a.m. Eastern Time and we encourage you to check-in prior to the start of the Annual Meeting and to allow ample time for the check-in procedures. The meeting will begin promptly at 9:00 a.m. Eastern Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. A list of stockholders of record entitled to vote shall be open to any stockholder for any purpose relevant to the Annual Meeting for ten days before the Annual Meeting, during normal business hours, at the Company’s corporate office. A list of stockholders as of the close of business on the record date will also be available for examination by the stockholders at the Annual Meeting.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials (the “Notice”) for the Annual Meeting that was mailed to most of our stockholders will instruct you as to how you may access and review all of the proxy materials for the Annual Meeting on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. You may request printed copies up until one year after the date of the Annual Meeting.

The website on which you will be able to view our proxy materials will also allow you to choose to receive all future proxy materials electronically, which will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

Sending a signed proxy will not affect your right to participate in the Annual Meeting and cast your vote during the meeting because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of the Company at any time before your proxy is exercised or by virtually attending the Annual Meeting and voting via the internet at by visiting www.virtualshareholdermeeting.com/TGI2020 (a legal proxy is required if you hold your shares in street name and you plan to vote via the Internet at the Annual Meeting).

In the absence of contrary instructions, the shares represented by proxies that are properly dated, executed and returned, will be voted:

“FOR” the nine nominees for director stated thereon;

“FOR” the approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2020;

“FOR” the approval of the Amended and Restated 2018 Equity Incentive Plan (the “Plan”) to increase the number of shares available for issuance under the Plan;

“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021; and

“AGAINST” the stockholder proposal to reduce the threshold to call special stockholder meetings to 15% of outstanding shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 16, 2020.

Triumph Group Inc.’s proxy statement for the 2020 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended March 31, 2020 are available via the Internet at www.proxyvote.com.

 VOTE REQUIRED FOR APPROVAL

General

Holders of record of our common stock as of the close of business on May 18, 2020 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof. Holders of shares of common stock are entitled to vote on all matters properly brought before the Annual Meeting.

As of the Record Date, there were 51,898,357 shares of common stock outstanding and entitled to vote on the election of directors and all of the other matters discussed in this Proxy Statement. No shares of our preferred stock were outstanding as of the Record Date. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by Computershare, our transfer agent.

The presence virtually or represented by proxy of the holders of a majority of the stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

Proposal No. 1 – Election of Directors

In an uncontested election (which is the case for the election of directors at the Annual Meeting), a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors. A majority of the votes cast means that the number of shares voted “for” a director nominee’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include direction to withhold authority in each case and abstentions and broker non-votes are not considered votes cast on this proposal and, therefore, will have no effect on the results of the vote on this proposal. Our Amended and Restated Bylaws (the “Bylaws”) contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast at the Annual Meeting.

Proposal No. 2 – Approval, by Advisory Vote, of Compensation Paid to our Named Executive Officers for Fiscal Year 2020

Approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2020 will require the affirmative vote of holders of a majority of the shares having voting power present virtually or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. The vote on this proposal is advisory in nature and, therefore, not binding on the Company. However, our Board and the Compensation and Management Development Committee (the “Compensation Committee”) will consider the outcome of this vote in its future deliberations regarding executive compensation.

Proposal No. 3 – Approval of the Amended and Restated Triumph Group, Inc. 2018 Equity Incentive Plan to Increase the Number of Shares Available for Issuance Under the Plan

Approval of the Amended and Restated Triumph Group, Inc. 2018 Equity Incentive Plan to increase the number of shares available for issuance under the Plan will require the affirmative vote of the holders of a majority of the shares having voting power present virtually or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal.

Proposal No. 4 – Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2021

Ratification of the Audit Committee’s selection of our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares having voting power present virtually or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

Proposal No. 5 – Stockholder Proposal to Reduce the Threshold to Call Special Stockholder Meetings to 15% of Outstanding Shares

Approval of the stockholder proposal to reduce the threshold to call special stockholder meetings will require the affirmative vote of holders of a majority of the shares having voting power present virtually or represented by proxy.  Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote.  Broker non-votes will have no effect on the results of the vote on this proposal.

PROPOSALS TO STOCKHOLDERS

Proposal No. 1 – Election of Directors

The Board of Directors of the Company (the “Board” or the “Board of Directors”) currently consists of ten directors: Paul Bourgon, Daniel J. Crowley, Ralph E. Eberhart, Daniel P. Garton, Richard A. Goglia, Barbara W. Humpton, William L. Mansfield, Adam J. Palmer, Colleen C. Repplier and Larry O. Spencer. At the Annual Meeting, nine of the directors are being submitted as nominees for election by the stockholders for a term ending at the next annual meeting of stockholders and when each such director’s successor is duly elected and qualified. Adam J. Palmer is not standing for reelection. The Board has determined by resolution that, effective as of the Annual Meeting, the size of the Board will be decreased to nine directors.

The table below lists the name of each person nominated by the Board to serve as a director for the coming year. All of the nominees are currently members of our Board with terms expiring at the Annual Meeting. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the Annual Meeting (which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted “FOR” the election of Paul Bourgon, Daniel J. Crowley, Ralph E. Eberhart, Daniel P. Garton, Richard A. Goglia, Barbara W. Humpton, William L. Mansfield, Colleen C. Repplier and Larry O. Spencer. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees	Age	Year First Elected a Director

Paul Bourgon	63	2008
Daniel J. Crowley	57	2016
Ralph E. Eberhart	73	2010
Daniel P. Garton	63	2018
Richard A. Goglia	68	2020
Barbara W. Humpton	59	2019
William L. Mansfield	72	2012
Colleen C. Repplier	59	2019
Larry O. Spencer	66	2018

Composition of Board Nominees

The principal occupations of each nominee and the experience, qualifications, attributes or skills that led to the conclusion that such nominee should serve as a director for the coming year are as follows:

Paul Bourgon

President, Aeroengine Division SKF USA

63 years old

Director since: 2008

Independent

Biographical Information

Paul Bourgon has been a director of Triumph since 2008. Mr. Bourgon has served as General Manager—Global Sales and Engineering for SKF Aeroengine since 2006. SKF Group supplies products, solutions and services within rolling bearings, seals, mechatronics, services and lubrication systems and SKF Aeroengine, a division of SKF Group, focuses on providing services in bearing repair and overhaul. Prior to joining SKF Aeroengine, Mr. Bourgon served as Vice President Marketing of Heroux-Devtex Inc., a company that then supplied the commercial and military sectors with landing gear, airframe structural components, including kits, and aircraft engine components. Mr. Bourgon also serves on the board of directors of Venture Aerobearing LLC.

Experience

Mr. Bourgon’s current experience as a president of a significant aerospace business and his past experience within the aerospace industry enable him to serve as an additional point of reference on trends and developments affecting Triumph’s business and its customers, suppliers and competitors. In addition, his background as a Chartered Accountant, member of the Canadian Institute of Chartered Accountants since 1983, articling with Coopers & Lybrand in Montreal in the Auditing and Taxes departments, as well as his ongoing responsibility for the financial statements of the business he manages, enables him to lend additional financial expertise to the deliberations of the Board.

Daniel J. Crowley

President and Chief Executive Officer, Triumph Group, Inc.

57 years old

Director since: 2016

Biographical Information

Daniel J. Crowley has been a director of Triumph since 2016. Mr. Crowley has served as Triumph’s President and Chief Executive Officer since January 4, 2016. Mr. Crowley served as a corporate vice president and President of Integrated Defense Systems at Raytheon Company from 2013 until 2015, and as President of Network Centric Systems at Raytheon Company from 2010 until 2013. Prior to joining Raytheon Company, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors.

Experience

Mr. Crowley brings to the Board 36 years of industry experience during which he has held key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products. He also provides the Board with detailed information about Triumph’s businesses and communicates management’s perspective on important matters to the Board.

Ralph E. Eberhart

Chairman, Triumph Group Inc.

Chairman, Armed Forces Benefit Association

General, U.S. Air Force (Retired)

73 years old

Director since: 2010

Independent

Biographical Information

Ralph E. Eberhart has been a director of Triumph since 2010 and its non-executive Chairman since April 2015. Gen. Eberhart served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. Since January 2005, he has been the Chairman of the Armed Forces Benefit Association, where he also served as President from January 2005 until his retirement as President in March 2020.  Gen. Eberhart’s active military career spanned 36 years. He is also a member of the board of directors of Jacobs Engineering Group, Inc. and VSE Corporation and serves as Chairman of 5 Star Life Insurance Company. Gen. Eberhart also served as a director of Rockwell Collins, Inc. from November 2007 until its acquisition by United

Technologies Corp. in November 2018. Gen. Eberhart joined the Board as part of an arrangement in connection with the Company’s acquisition (the “Vought Acquisition”) of Vought Aircraft Industries, Inc. (“Vought”) in 2010.

Experience

Given the significant share of Triumph’s business focused on serving the militaries of the United States and other countries, Gen. Eberhart provides the Board with valuable insight into military operations that enables the Company to better serve its military customers. The Company also benefits from his experience as a director of other aerospace and defense companies. Moreover, his senior leadership experience enables him to provide management with valuable advice on governance and management issues.

Daniel P. Garton

Former Chief Executive Officer and President, American Eagle, American Airlines

63 years old

Director since: 2018

Independent

Biographical Information

Daniel P. Garton has been a director of Triumph since February 2018. Mr. Garton is the former Chief Executive Officer and President of American Eagle Holding Corporation, a wholly owned subsidiary of American Airlines, a position he held from June 2010 until December 2014, at which time he retired. He previously served as Executive Vice President and Chief Marketing Officer for American Airlines, and Senior Vice President and Chief Financial Officer of Continental Airlines. He also served as a director of Liberty Property Trust until its acquisition by Prologis, Inc. in February 2020.  In addition, he served as a director of Republic Airways Holdings Inc. from 2014 to 2017.

Experience

The Company benefits from Mr. Garton’s diverse functional leadership experiences during his career of over 30 years in the airline industry in key management and financial positions. In addition, he brings extensive experience working with many of the aerospace OEMs Triumph serves, including Boeing, Airbus, Bombardier and Embraer and with Tier 2 major component and engine suppliers, and aftermarket service providers.

Richard A. Goglia

Vice President and Corporate Treasurer of Raytheon Company (Retired)

68 years old

Director since: 2020

Independent

Biographical Information

Richard A. Goglia was elected to the board of Triumph in  April, 2020. He became Vice President and Corporate Treasurer of Raytheon Company (“Raytheon”) in 1998 and retired from Raytheon in 2015. He was   part of the senior management team responsible for the successful transformation effort that resulted in Raytheon’s return to solid investment grade credit rating. His work for Raytheon involved debt restructuring, equity issuances, lender renegotiations, asset sales, and asset liquidations to de-leverage the balance sheet. He joined Raytheon in 1997 and, while Treasurer, also served as the head of corporate development for Raytheon until 2008 and had responsibility for its commercial turbo-prop aircraft unit. Prior to joining Raytheon, Mr. Goglia held leadership positions at General Electric in its GE Power Systems and GE Capital businesses.

Experience

Mr. Goglia brings to the Board his leadership experience in aerospace and manufacturing companies.  In addition, his extensive experience in key executive and financial positions benefits the Company.

Barbara W. Humpton

Chairman and Chief Executive Officer, Siemens USA

59 years old

Director since: 2019

Independent

Biographical Information

Barbara W. Humpton has been a director of Triumph since September 2019. Ms. Humpton is the Chairman and Chief Executive Officer of Siemens USA where she leads strategy, operations and services for the largest subsidiary of Siemens AG, one of the world’s largest producers of energy-efficient, resource-saving technologies. Ms. Humpton joined Siemens in 2011 and held roles of increasing responsibility in the Siemens Government Technologies business, ultimately being named President and CEO of the business. Prior to joining Siemens, Ms. Humpton was a Vice President at Booz Allen Hamilton where she was responsible for program performance and new business development for technology consulting with the Department of Justice and Department of Homeland Security. Earlier, Ms. Humpton served as Vice President at Lockheed Martin with responsibility for Biometrics Programs, Border and Transportation Security and Critical Infrastructure Protection.

Experience

Ms. Humpton’s experience in managing large and complex manufacturing businesses is of significant benefit to the Company, as is her global industry experience.  She also brings to the Board significant leadership skills that will be used to serve the Company’s interests.

William L. Mansfield

Chairman and Chief Executive Officer
The Valspar Corporation (Retired)

72 years old

Director since: 2012

Independent

Biographical Information

William L. Mansfield has been a director of Triumph since 2012. Mr. Mansfield served as the Chairman of the Board of The Valspar Corporation from August 2007 through June 2012 and served as its Chief Executive Officer from February 2005 to June 2011 and as its President from February 2005 through February 2008. Mr. Mansfield also served as a director of Bemis Company, Inc. until May 2018 and as Non-Executive Chairman of the Board of Axiall Corporation until August 2016.

Experience

Mr. Mansfield brings to the Board deep management experience as a former chief executive officer of a significant, publicly-traded manufacturing business with diverse operations spread across the globe as well as a track record of enhancing growth through acquisition. Likewise, his service as a director of other public companies is a source of additional insight into developments in corporate management and governance.

Colleen C. Repplier

Vice President and General Manager of Johnson Controls (Retired)

59 years old

Director since: 2019

Independent

Biographical Information

Colleen C. Repplier has been a director of Triumph since August 2019. Ms. Repplier retired in June 2018 as Vice President and General Manager of Johnson Controls (“JCI”) responsible for a $4.5 billion global portfolio of HVAC businesses with 20,000 employees. She had previously been with Tyco International since 2007, holding the title of President of the fire protection products strategic business unit during that time and joined JCI in 2016 as a result of JCI’s purchase of Tyco. Prior to Tyco, Ms. Repplier held senior leadership positions at The Home Depot from 2005 to 2007. Prior to 2005, Ms. Repplier spent 20 years in the energy industry, holding engineering and marketing roles with Westinghouse Electric Company and Bechtel Corporation as well as progressing through commercial and general management assignments at General Electric.  She also has served as a director of Kimball Electronics since November 2014 and SKF Group since March 2018.

Experience

Ms. Repplier’s broad experience leading global industrial businesses is of significant value to the Company.  Her engineering background and experience in operations and six-sigma methodologies provide strong insights into improvement opportunities for the Company.  In addition, her board experience at Kimball Electronics and SKF Group greatly benefits the Company.

Larry O. Spencer

President, Armed Forces Benefit Association

General, U.S. Air Force (Retired)

66 years old

Director since: 2018

Independent

Biographical Information

Larry O. Spencer has been a director of Triumph since January 2018.  Since March 2020, he has served as the President of the Armed Forces Benefit Association, which provides a range of benefit products to over 650,000 members of the Armed Forces, first responders, federal workers and their families.  He also serves on the Board of Directors of Whirlpool Corporation and Haynes International, Inc.  General Spencer previously served as President of the Air Force Association from April 2015 until March 2019.  General Spencer spent 44 years in the United States Air Force, retiring as a four-star general in 2015.  His final assignment was Vice Chief of Staff of the Air Force, the second highest ranking member of the Air Force, assisting the Chief of Staff in organizing, training and equipping 690,000 active-duty, Guard, Reserve and civilian forces serving in the United States and overseas.  Prior to that, General Spencer served on the Joint Staff, reporting directly to the Chairman of the Joint Chiefs of Staff, where he was responsible for resources allocation for all of the Armed Services.  During his career, General Spencer participated in several contingency operations, including Operation Desert Storm and Operation Iraqi Freedom.

Experience

The Company benefits from Gen. Spencer’s experiences as a leader of large, complex organizations, his knowledge of global business operations and logistics and his insight into the military and government affairs.  His strong knowledge and understanding with major repair and overhaul of complex aerospace systems is of significant value to the Company, and his experience with global supply chain operations and six-sigma methodologies is an asset to the Company’s efforts to improve efficiency.

The Board recommends that stockholders vote “FOR” each of the nominees. The nominees receiving a majority of the votes cast in favor of their election will be elected as directors.

Proposal No. 2 – Advisory Vote on Compensation Paid to Named Executive Officers for Fiscal Year 2020

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers for fiscal year 2020 as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (“SEC”). Currently we hold this vote annually.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation programs are intended to achieve several business objectives, including: (i) recruiting and retaining our executives with the talent required to successfully manage our business; (ii) motivating our executives to achieve our business objectives; (iii) instilling in our executives a long-term commitment to the Company’s success by providing elements of compensation that align the executives’ interests with those of our stockholders; (iv) providing compensation that recognizes individual contributions as well as overall business results; and (v) avoiding or minimizing the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders. Our Compensation Discussion and Analysis (the “CD&A”), included below, describes in detail the components of our executive compensation program, the process by which our Board of Directors makes executive compensation decisions, and the compensation paid to our named executive officers for fiscal year 2020. Highlights of our executive compensation program include the following:

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We set initial base salaries for executive officers by evaluating the responsibilities of the position and each individual’s experience and, as part of such evaluation, considering the competitive marketplace for executives and peer group salaries for similar positions.

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We provide significant incentive opportunities for our executive officers, so that our executive officers have the potential for above average compensation, but only if certain Company-based performance objectives are met or exceeded.

•	We design our performance-based equity awards such that:
(i)	they align management’s interest with that of our stockholders;
(ii)	they induce management to remain with the Company through vesting requirements over several years; and
(iii)	they promote the achievement of the Company’s short- and long-term targeted business objectives.
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We provide certain executive officers with additional benefits, or perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program and allow our executive officers to work more efficiently.

The vote on this proposal is advisory, which means that the approval of the compensation paid to our named executive officers is not binding on the Company, the Board or the Compensation and Management Development Committee of the Board (the “Compensation Committee”). The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers for fiscal year 2020, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal year 2020, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables, and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.

The Board recommends that stockholders vote “FOR” the approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

Proposal No. 3 – Approval of an Amended and Restated 2018 Equity Incentive Plan to Increase the Number of Shares Available for Issuance under the Plan

On May 28, 2020, the Compensation Committee and the Board of Directors authorized and approved an Amended and Restated 2018 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock available for awards under the Plan, and directed that the Plan be submitted to the stockholders for approval. The Plan was initially authorized and approved by the Board and approved by the stockholders in May 2018, with an initial authorization of up to 2,000,000 shares of common stock reserved under the Plan.  Given the impact the ongoing global COVID-19 crisis has had on the Company’s stock price, at the Annual Meeting, we are seeking stockholder approval to amend the Plan to increase the number of shares of our common stock available for issuance under the Plan by 1,520,000 shares. Capitalized terms used in this Proposal 3 but not defined herein shall have the meanings set forth in the Plan.

Reasons for the Proposed Amendment

We are seeking stockholder approval of the Plan to increase the number of shares of common stock issuable pursuant to the Plan by 1,520,000 shares. As of May 31, 2020, there were 1,296,436 shares remaining available for issuance under future awards to be made under the Plan. In determining to propose an increase in the number of shares of common stock issuable pursuant to the Plan, the Board has taken into consideration that the proposed increase would represent only a small percentage of the total shares of common stock currently issued and outstanding and the desirability and importance of being able to continue to grant long-term equity incentive awards that are comparable to those of our peer companies, to help us to remain competitive.

The Plan is designed to attract and retain non-employee directors and employees and reward them for making contributions to the success of the Company and its subsidiaries. These objectives are to be accomplished by making awards under the Plan and thereby providing participants with a proprietary interest in the growth and performance of the Company and align a portion of their compensation with the stockholders. Stockholder approval of this proposal will enable us to continue to grant equity awards to our employees and non-employee directors at levels determined by the Board to be necessary to attract, retain and motivate the individuals who will be critical to our success in achieving our business objectives and thereby creating greater value for our stockholders. In addition to the crucial role we believe such grants play in attracting and retaining talented individuals, we believe that the equity compensation granted under the Plan also serves the important function of aligning the interests of participants with those of our stockholders and focusing such participants on the long-term growth of the Company.

The terms of the Plan are summarized below.  The following summary is qualified in its entirety by the full text of the Plan, set forth as Appendix A to this Proxy Statement. It is intended that awards under the Plan will comply with or are exempt from Section 409(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is further intended that any incentive stock options awarded under the Plan will comply with Section 422 of the Code.

Summary of the Plan

The Plan has the following key features:

•	provides for grants of stock options (both “incentive stock options” and nonstatutory stock options), stock awards and restricted stock units or “RSUs;”
•	equity grants, whether stock options, stock awards, or RSU awards, may or may not be performance-based;
•	each type of award is subject to a minimum one-year vesting period for 95% of the awards made under the Plan;
•	no dividends or dividend equivalents are routinely granted, and if awarded, will only be paid if the underlying award vests and the shares of common stock are issued;
•	no income tax gross-up provisions are included in the Plan;
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a stock option may not be granted with an exercise price lower than the fair market value of the underlying share on the grant date; no transaction that would constitute a “repricing” of stock options can be implemented without stockholder approval (other than in connection with a change in Triumph’s capitalization); and

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shares subject to awards that are cancelled, expire or are forfeited without the issuance of any shares will be available for re-grant under the Plan, but shares tendered in payment of any exercise price or withheld to satisfy any tax withholding obligation will not be available for re-grant; any cash tendered to pay any exercise price or to meet tax withholding obligations will not be used by the Company to purchase additional shares on the open market for use under the Plan. There are no evergreen provisions in the Plan.

The Plan is to be used for equity-based awards to officers and other employees of the Company or its affiliates. The Plan enables the Company to grant stock options and make stock awards and restricted stock unit awards to eligible employee participants. Such awards can have service-based and/or performance-based vesting requirements.

While equity incentive awards are an important part of our pay-for-performance compensation program, the Board and the Compensation Committee are mindful of their responsibility to our stockholders to exercise judgment in granting equity-based awards. We review a number of metrics to assess the cumulative impact of our equity compensation programs, including burn rate and overhang.

Burn rate measures our usage of shares from our equity incentive plans as a percentage of our outstanding common stock. Overhang measures the potential dilution to which our existing stockholders are exposed due to outstanding equity awards.

The annual share usage for the last three fiscal years was as follows:

	FY 2018	FY 2019	FY 2020
Burn Rate(1)	1.0%	1.5%	1.2%
Overhang(2)	9.8%	6.3%	5.4%

(1)	Burn rate represents (i) the sum of stock options, restricted stock and RSUs granted divided by (ii) the basic weighted average common shares outstanding for the applicable fiscal year.
(2)

Overhang represents (i) total plan shares divided by (ii) the sum of total plan shares and common shares outstanding, where total plan shares equals the sum of the number of shares available for future grants under all existing plans, and the number of stock options, restricted stock and RSUs outstanding.

In determining the number of shares to be reserved for issuance under the Plan, the Compensation Committee considered a forecast of the shares needed for retention of key employees and a forecast of future grants to all employees.

Description of the Plan

The following description of the Plan is only a summary of the material features of the Plan and does not describe all of its provisions. The proposed Plan is attached to this Proxy Statement as Appendix A to this Proxy Statement. This summary is qualified in its entirety by reference to the text of the Plan.

Administration

The Plan will be administered by the Compensation Committee. The Compensation Committee, acting as the administrator of the Plan, will have, among other things, the discretionary authority to interpret the Plan, determine eligibility for and grant awards, determine the number of shares subject to any award made under the Plan, determine, modify or waive the terms and conditions of any award, prescribe forms, rules and procedures, and do all things necessary to carry out the purposes of the Plan, all subject to the provisions of the Plan. All determinations of the Compensation Committee made under the Plan will be conclusive and will bind all parties. The Compensation Committee may, in its discretion, delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to the Compensation Committee in the Plan.

Shares Subject to the Plan

An aggregate amount of 2,000,000 shares of our common stock are currently authorized and reserved for issuance under the Plan.

As of March 31, 2020, 150,000 shares were reserved for outstanding and unexercised stock option awards (with a weighted-average exercise price per share of $30.86 and a weighted-average remaining term of 6.0 years) and 1,234,285 shares were reserved for outstanding non-vested restricted stock, RSUs, deferred stock units and performance share units. These outstanding awards have been issued under prior stockholder-approved plans, including the 2018 Plan and our 2016 Directors’ Equity Compensation Plan. As of March 31, 2020, 1,296,436 shares were remaining available for issuance of future awards under the 2018 Plan and 268,355 shares were remaining available for issuance of future awards under the 2016 Directors’ Equity Compensation Plan.  As of the record date of this Proxy, May 18, 2020, we had 51,898,357 shares of common stock issued and outstanding. The closing price of our common stock on May 18, 2020 was $5.44.

Shares of common stock underlying any award that is forfeited, cancelled or satisfied without the issuance of shares of common stock will be added back to the shares of common stock available for future issuance under the Plan. Any shares of common stock withheld by the Company to satisfy a participant’s tax withholding obligations with respect to an award or used by a participant to pay any exercise price will not be added back to the shares of common stock available for issuance under the Plan. Shares of common stock that may be issued under the Plan may be any combination of authorized and newly issued shares or shares held by the Company as treasury shares.

Eligibility

All active employees of the Company or any of its affiliates are eligible to participate in the Plan. As of May 5, 2020, there were approximately 65 management employees, including the five current named executive officers, each of whom would be eligible to be granted awards under the Plan. The Compensation Committee, in its discretion, selects the employees to whom awards may be granted, the time or times at which such awards are granted and the terms of such awards.

Types of Awards

Awards under the Plan may be made in the form of stock options, stock awards or RSU awards, whether singly or in combination with any other form of award. Any of the foregoing awards may be made subject to the attainment of performance goals over the applicable performance period. The terms of all awards made under the Plan will be determined by the Compensation Committee and will be stated in an award agreement.

Stock Options

Each stock option will be evidenced by a stock option agreement between the Company and the participant.

Exercise Price.  The Compensation Committee determines the exercise price of stock options at the time the stock options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. Other than in connection with a change in Triumph’s capitalization, options cannot be repriced without stockholder approval.

Vesting Period; Performance Goals and Exercise Dates.  Stock options may vest or be exercisable at such time, subject to the achievement of designated performance goals, or in such installments, prior to the expiration of the option, as the Compensation Committee determines. Unless a stock option vests earlier in accordance with a termination event (as described below), the minimum vesting schedule is one year after the date of grant.

Exercise of Stock Options; Form of Consideration.  The Compensation Committee determines when options become exercisable and in its discretion may accelerate the vesting of any outstanding options. The Plan permits payment of the exercise price to be made by cash, check, wire transfer, other shares of common stock of Triumph, broker assisted same-day sales, any other form of consideration permitted by applicable law or any combination of these alternatives.

Term of Stock Options.  The term of an option may be no more than ten years from the date of grant. An option may not be exercised after the expiration of its term.

Termination of Employment.  If a participant’s employment terminates for any reason (other than as described below), then all vested options held by the participant under the Plan will terminate ninety days after the participant’s termination of employment, and any unvested options will terminate upon the participant’s termination of employment. The Plan provides for different vesting or exercise rights under certain termination of employment events described below in this Proxy Statement.

Automatic Exercise of In-the-Money Options.  Unless otherwise determined by the Compensation Committee (in an award agreement or otherwise) or as otherwise directed in writing to the Company by a participant holding an option, each option outstanding on the trading day prior to the date the option would otherwise expire with an exercise price per share that is less than the fair market value per share of Common Stock as of such date will automatically and without further action by the participant or the Company be exercised on such date. Payment of the exercise price of any such option and related tax obligations will be “net settled” to the maximum extent permitted by applicable law. This automatic exercise feature does not apply to an option if the participant incurs a termination of employment on or before the date immediately prior to the end of the option’s term.

Other Provisions.  The option agreement may contain other terms, provisions and conditions not inconsistent with the Plan, as may be determined by the Compensation Committee.

Stock Awards

Each stock award will be evidenced by a stock award agreement between the Company and the participant.

Restrictions and Performance Goals.  Stock awards may be earned and any forfeiture restrictions may lapse, at such time and in such installments, or subject to such performance goals and within any performance period established by the Compensation Committee. Unless a stock award vests earlier in accordance with a termination event (as described below), the minimum vesting schedule is one year after the date of grant.

Forfeiture.  Unless otherwise provided in the stock award agreement, upon a participant’s termination of employment (other than as described below), the shares subject to a stock award that have not been earned pursuant to the stock award agreement will be forfeited. The Plan provides for different vesting or lapse of forfeiture rights under certain termination of employment events described below in this Proxy Statement.

Dividends.  Dividends that are declared and paid on the outstanding shares of common stock during any period for which forfeiture restrictions apply to a stock award will not be paid at the time dividends are paid to stockholders, but will be accrued, without interest, and paid out only when such forfeiture restrictions lapse. Any accrued dividends are forfeited to the extent the underlying shares under the stock award are forfeited.

Rights as a Stockholder.  The participant will be a stockholder upon the grant of a stock award, but such rights are forfeited if the shares subject to the stock award are forfeited.

Restricted Stock Unit Awards

Each RSU award will be evidenced by a RSU award agreement between the Company and the participant. Each RSU award subject to performance goals (each, a “PSU award”) will be evidenced by a PSU award agreement between the Company and the participant.

Service and Performance-Based Restrictions.  RSUs may be earned and any forfeiture restrictions may lapse, at such time and in such installments established by the Compensation Committee. A RSU award that includes service-based restrictions will be subject to forfeiture until the expiration of the restricted period established by the Compensation Committee. A PSU award that includes performance goals to be achieved in order to be earned will be subject to forfeiture until the satisfaction of any applicable performance goals established by the Compensation Committee during a designated performance period. Unless a RSU or PSU vests earlier in accordance with a termination event (as described below), the minimum restriction period is one year after the date of grant.

Rights as a Stockholder.  No shares will be issued to the participant at the time a RSU or PSU award is granted. The Company will not be required to set aside a fund for the payment of any RSU or PSU award.

Dividend Equivalents.  Unless set forth in an award agreement, no dividend equivalents will be paid on any RSU or PSU award. Dividend equivalents, if added in an award agreement, will only be paid to the extent the RSU or PSU award is actually earned and paid.

Forfeiture.  Upon a participant’s termination of employment (other than as described below), the shares subject to RSUs that have not been earned pursuant to the award agreement will be forfeited. The Plan provides for different vesting or lapse of forfeiture rights under certain termination of employment events described below in this Proxy Statement.

Impact of Certain Termination Events on Stock Options, Stock Awards and RSUs/PSUs

Unless otherwise specified in an award agreement, specific events that lead to termination of a participant’s employment with the Company or an affiliate have the following consequences on outstanding awards:

Termination Event	Stock Options *	Service-based Stock Awards and RSUs *	Performance-based Stock Awards and PSUs*
Death	Outstanding exercisable options are exercisable for one year after death	Outstanding awards are forfeited	Outstanding awards are forfeited
Disability	Outstanding exercisable options are exercisable for one year after termination of employment	Awards that would have vested in one year accelerate and vest on termination of employment	Awards with end of performance period within one year of termination of employment will continue to be subject to performance goals and be issued, if earned, at the end of the performance period
Voluntary Severance Incentive Program	With respect to no more than 5% of the shares available for awards under the Plan, awards will vest and all outstanding options will be exercisable until the options expire	All outstanding stock awards and RSUs accelerate and all forfeiture provisions lapse	All outstanding stock awards and PSUs are forfeited
Divestiture or Workforce Restructuring

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the Plan, vest some or all outstanding options, and such options will be exercisable until the options expire

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the Plan, accelerate the vesting of all or a portion of any outstanding stock award or RSU and provide that all forfeiture provisions lapse

All outstanding stock awards and PSUs are forfeited

*	All of these acceleration events are subject to the requirement that, except for five percent (5%) of the shares available for award under the Plan, the minimum vesting period is one year.

Post-Termination of Employment Restrictions

Following a participant’s termination of employment, the extended exercisability, vesting, or continuation of an award is subject to the following restrictions, among others:

•	the participant may not disclose any confidential information relating to the business of the Company or its affiliates;
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the participant must disclose and assign to the Company or one of its affiliates any invention(s) made or conceived during the employment period, and provide reasonable assistance to the Company to secure patent protections; and

•	a participant retiring due to age may provide advisory or consulting services to the Company from time to time, at the reasonable request of the Company.

Performance-Based Awards

Performance-based awards under the Plan may be subject to one or more of the performance goals for a performance period, used individually or in combinations. Performance goals are financial or operating, stock performance-related or individually-based goals established for an award by the Compensation Committee.

Nontransferability

Unless provided otherwise in an award agreement, awards granted under the Plan are not transferable other than by beneficiary designation, will or the laws of descent or distribution.

Adjustments Upon Certain Transactions

Changes in Capitalization.  Subject to any required action by stockholders, the number and kind of shares covered by each outstanding award, the price per share subject to each outstanding award and the share limitations set forth in the Plan will be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company’s stock, or any other increase or decrease in the number of issued shares of the Company’s stock effected without receipt of consideration by the Company.

Liquidation or Dissolution.  In the event of a liquidation or dissolution of the Company, other than a dissolution or liquidation that is defined as a “Change in Control” under the Plan, the Compensation Committee will notify each participant as soon as practicable prior to the effective date of such proposed transaction, and, in its discretion, may provide that each participant will have the right to exercise all of the participant’s stock options, including those not otherwise exercisable, until ten days prior to the proposed transaction. In addition, the Compensation Committee may cause any restrictions on any award to lapse prior to the transaction, provided the proposed transaction occurs.

Change in Control.  Unless more specific terms are set forth in any separate plan document or agreement between the Company and any awardee, the following provisions describe the treatment of outstanding awards if a Change in Control of the Company occurs:

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Awards Not Assumed or Substituted by the Surviving Entity.  Upon the occurrence of a Change in Control, and except with respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Compensation Committee or the Board: (i) outstanding options, stock awards and RSUs, and other awards in the nature of rights that may be exercised, will become fully vested and exercisable, (ii) time-based vesting restrictions on outstanding awards will lapse, and (iii) the payout opportunities attainable under all outstanding performance-based awards will be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at actual performance goal achievement; provided that if such actual achievement cannot be determined, then at target level, and, subject to the Plan, a pro rata payout will be made to awardees (or their beneficiaries) within 30 days following the date of the Change in Control (unless a later date is required by the Plan) based upon the length of time within the performance period that has elapsed prior to the date of the Change in Control. To the extent that this provision causes incentive stock options to exceed the dollar limitation set forth in Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), the excess options will be deemed to be non-statutory stock options.

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Awards Assumed or Substituted by Surviving Entity.  With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within two years after the effective date of the Change in Control, an awardee’s employment is terminated without Cause or (subject to the following sentence) the awardee resigns for “good reason” in connection with a Change in Control then (i) all of that participant’s outstanding options, stock awards, RSUs and other awards in the nature of rights that may be exercised will become fully vested and exercisable, (ii) all time-based vesting restrictions on the awardee’s outstanding awards will lapse, and (iii) the payout opportunities attainable under all of such awardee’s outstanding performance-based awards will be deemed to have been earned as of the date of such employment termination at the target level, and (subject to provisions of the Plan) there will be a pro rata payout to the awardee or his or her beneficiary within 30 days following the date of the employment termination (unless a later date is required by the Plan) based upon the length of time within the performance period that has elapsed prior to the date of the employment termination; provided, however, if a severance plan or agreement or employment agreement in place at the time of the Change in Control provides for additional acceleration, the terms of such severance plan or agreement or employment agreement will control. With regard to each award, an awardee will not be considered to have resigned for “good reason” unless either (1) the award agreement includes a “good reason” termination right in connection with a Change in Control or (2) the awardee is or was, prior to the Change in Control, party to an employment agreement or severance or similar agreement or plan with the Company or a subsidiary or affiliate that includes provisions in which the awardee is permitted to resign for “good reason” in connection with a Change in Control (as defined in such agreement or plan). To the extent that this provision causes incentive stock options to exceed the dollar limitation set forth in Section 422(d) of the Code, the excess options will be deemed to be non-statutory stock options.

The Compensation Committee, in its sole discretion, may include such further provisions and limitations in any award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan. No action described above can be taken that would cause an award to fail to be exempt from or comply with Section 409A of the Code. The rights described above cannot be terminated, amended, or modified upon or after a Change in Control in a manner that would adversely affect an awardee’s rights with respect to an outstanding award without the prior written consent of the awardee.

Reference is made to the Plan for the definition of a Change in Control.

Amendment and Termination of the Plan

The Compensation Committee may amend, alter, or discontinue the Plan at any time and for any reason. Nevertheless, the Company will obtain stockholder approval for any amendment to the Plan to the extent required by applicable laws or stock exchange rules. In addition, unless approved by stockholders, no amendment will be made that would: (i) materially increase the maximum number of shares for which awards may be granted under the Plan, other than an increase pursuant to a change in capitalization, (ii) ”reprice” awards granted under the Plan, (iii) reduce the exercise price of outstanding options, or (iv) change the class of persons eligible to receive awards under the Plan. The Compensation Committee may not alter or impair any award previously granted under the Plan without the written consent of the participant. The Plan will terminate ten years from the date of its approval by the stockholders at the 2018 annual meeting, unless an amendment to extend the term is approved by stockholders. For purposes of the Plan, “repricing” means (1) any transaction performed with the intent or effect of (A) reducing the exercise price of any outstanding option, (B) cancelling or exchanging outstanding options in exchange for cash, other awards or replacement options, including through a tender offer process, with exercise prices that are less than the exercise price of the cancelled or exchanged options, or (C) any similar share exchange transaction involving outstanding awards; or (2) any transaction defined as repricing under the New York Stock Exchange rules for listed companies.

Clawback

Triumph has the right to recoup or “claw back” any payment made with respect to an award under the Plan to the extent necessary to comply with applicable Federal securities laws or any Board- or Compensation Committee-approved plan or policy.

New Plan Benefits

Because benefits under the Plan will depend on the Compensation Committee’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Plan is approved by the stockholders.

Material U.S. Federal Income Tax Consequences of Awards

The following is a summary of material U.S. federal income tax considerations relating to the Plan. The summary is based on U.S. federal income tax laws and regulations presently in effect, which are subject to change, possibly retroactively. Tax laws are complex and may vary depending on individual circumstances and from locality to locality. This discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Plan and does not address state, local or foreign tax consequences. All participants in the Plan are urged to consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of participating in the Plan based on the participant’s personal circumstances.

Nonqualified Stock Options.  Under the Code, the grant of a nonqualified stock option is generally not taxable to the participant. On exercise of a nonqualified stock option granted under the Plan, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares acquired over the exercise price. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the participant’s holding period for those shares will begin on that date. Upon a participant’s sale of shares acquired pursuant to the exercise of a nonqualified stock option, any difference between the sale price and the fair market value of the shares on the date when the stock option was exercised will be treated as long-term or short-term capital gain or loss.

If a participant pays for shares of stock on exercise of an option by delivering shares of Common Stock, the participant will not recognize gain or loss on the shares delivered, even if the fair market value of such shares differs from the participant’s tax basis in such shares. The participant, however, will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. The tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. In addition, the holding period of the shares received will include the holding period of the shares delivered as payment. The participant’s tax basis and holding period for any shares received in excess of the number of shares delivered by the participant will be the same as if the participant had exercised the option solely in exchange for cash.

Upon a participant’s exercise of a nonqualified stock option, the Company or the applicable subsidiary will generally be entitled to a deduction for U.S. federal income tax purposes at such time and in the same amount recognized as ordinary income to the participant, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those Sections, and provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Incentive Stock Options.  The Plan provides for the grant of stock options that qualify as incentive stock options (“ISOs”) as defined in section 422 of the Code. Under the Code, a participant generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the participant holds a share of stock received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “Required Holding Period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share of stock acquired on exercise of an ISO before the end of the Required Holding Period, (a “Disqualifying Disposition”) the participant generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised (or, if less, the amount realized on such Disqualifying Disposition) over the exercise price. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, the excess gain recognized will be short-term or long-term capital gain, depending upon the length of time the shares have been held after the date of exercise.

If a participant exercises an ISO by delivering shares of stock acquired by an earlier exercise of an ISO, and the previously acquired shares have not been held for the Required Holding Period, the participant will recognize ordinary income on the Disqualifying Disposition.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the participant’s alternative minimum taxable income for that year.

The Company is not entitled to take a deduction for U.S. federal income tax purposes with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the Company is entitled to a deduction in an amount equal to the ordinary income includible in income by the participant, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those Sections, and provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Stock Awards.  Generally, the participant of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is not vested when it is received under the Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the participant generally will not recognize income until the stock becomes vested, at which time the participant will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock. The Plan does not allow a participant to make a “section 83(b) election” with the Internal Revenue Service within respect to any stock award or RSU granted under the Plan.

The Company will be entitled to a deduction for U.S. federal income tax purposes equal to the amount of ordinary income taxable to the participant, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those Sections, and provided that such amount constitutes an ordinary and necessary business expense for the Company, is reasonable in amount, and either the recipient includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Upon the disposition of any stock received as a stock award under the Plan, the difference between the sales price and the participant’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

Restricted Stock Units.  A participant normally will not realize taxable income upon the award of RSUs. A participant will be subject to tax on the earlier of the year in which the participant receives the underlying shares of common stock or the year in which the award is no longer subject to a substantial risk of forfeiture. In that year, the participant will recognize income equal to the fair market value of the shares of the Company’s common stock received, or no longer subject to a substantial risk of forfeiture, and the Company will be entitled to a deduction in the same amount, provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Performance-based Awards.  A participant who has been granted a performance-based award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction for U.S. federal income tax purposes at that time. When an award is paid, whether in cash or shares of Common Stock, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction, provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount. The participant’s tax basis in any shares acquired pursuant to a performance-based award is the amount recognized by him or her as income attributable to such shares. Upon a subsequent disposition of the shares, the participant will generally realize a capital gain or loss, as applicable.

Tax Withholding.  Ordinary income recognized in connection with the receipt or exercise of an award under the Plan is subject to income and employment tax wage withholding, unless the participant is not an employee of the Company, or any subsidiary or affiliate. The Company, or any subsidiary or affiliate, may deduct from all payments made under the Plan, an amount (which may include shares of Common Stock) to satisfy any federal, state, local or foreign withholding obligations with respect to any award.

Section 409A of the Code.  Section 409A of the Code governs the taxation of deferred compensation. Awards received under the Plan are intended to be exempt from the requirements of Section 409A where possible. However, there can be no assurance that awards designed to be exempt from Section 409A will in fact be exempt. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, an interest penalty and an additional 20% tax on the amount underlying the award.

The Board recommends that stockholders vote “FOR” the approval of the Plan to increase the number of shares available for issuance under the Plan.

Proposal No. 4 – Ratification of Selection of Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending March 31, 2021, and the stockholders are asked to ratify this selection. EY has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by EY are approved by the Audit Committee. EY has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of EY are expected to virtually attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2020 and 2019

Audit Fees

EY’s fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, issuance of consents and accounting consultations for the fiscal years ended March 31, 2020 and 2019, were $3.8 million and $4.0 million, respectively.

Audit-Related Fees

EY’s fees for the fiscal years ended March 31, 2020 and 2019, for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $1.1 million and $1.2 million, respectively. For the fiscal years ended March 31, 2020 and 2019, respectively, these audit-related services were primarily related to due diligence services and defined benefit plan audits.

Tax Fees

EY’s fees for the fiscal years ended March 31, 2020 and 2019, for tax compliance, tax advice and tax planning were $0.2 million in each year. These services consisted primarily of the review of the Company’s U.S. Federal income tax return Form 1120 and consultation regarding transfer pricing.

All Other Fees

EY did not perform any material professional services other than those described above in the fiscal years ended March 31, 2020 and 2019.

Audit Committee Pre-Approval Policy

The Audit Committee pre-approved the engagement of EY to render all of the audit and the permitted non-audit services described above. The Audit Committee has determined that EY’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has delegated to its chair or, if he is unavailable, any other member of the Audit Committee, the right to pre-approve all audit services, between regularly scheduled meetings, subject to presentation to the full Audit Committee at its next meeting.

The Board recommends that stockholders vote “FOR” the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2021.

Proposal No. 5 – Stockholder Proposal to Reduce the Threshold to Call Special Stockholder Meetings to 15% of Outstanding Shares

Stockholder Proposal

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at the Annual Meeting. As an advisory vote, the results of this vote will not be binding on the Board or the Company.

The following proposal was submitted by Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, who represents that he is the beneficial owner of no less than 500 shares of the Company's common stock. The proposal has been included verbatim as we received it.

Proposal 5 – Make Shareholder Right to Call Special Meeting More Accessible

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareholder meeting.  This proposal does not impact our board’s current power to call a special meeting.

The current stock ownership threshold of 25% can mean that more than 50% of shareholders must be contacted during a short window of time to simply call a special meeting.  Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the 25% ownership threshold that is now needed for a special meeting.

This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison.  This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes.  Nuance Communications (NUAN) shareholders gave 94%-support to a 2018 shareholder proposal calling for 10% of shareholders to call a special meeting.

Making the right to call a special meeting more accessible to shareholders can show increased support at a company.  For instance, this proposal topic won 51%-support at O’Reilly Automotive, Inc. (ORLY) in 2019 – up from 41% the year before.

Since special shareholder meetings allow shareholders to vote on important matters, such as electing new directors, adoption of this proposal might be an incentive for directors to obtain fewer rejection votes from shareholders.  For instance, Adam Palmer received 3- to 6-times as many rejection votes as other TGI directors at the 2019 shareholder meeting.

Please vote Yes:  Make Shareholder Right to Call Special Meeting More Accessible – Proposal 5

Board of Directors Statement in Opposition to Proposal 5

The Board has carefully considered the foregoing stockholder proposal and unanimously recommends a vote AGAINST it because:

•

The Company's By-laws already permit shareholders owning 25% of the Company's issued and outstanding capital stock to call a special stockholder meeting. Lowering the ownership threshold may permit a small group of stockholders or even a single stockholder to misuse this right to serve their or its narrow interest.

•

Convening a special stockholder meeting is costly and time consuming. The Company believes that the current 25% threshold strikes the appropriate balance between giving stockholders the ability to call special meetings and protecting the Company's resources.

In accordance with Article FIFTH of the Company's Amended and Restated Certificate of Incorporation and Article II, Section 5 of the Company's Amended and Restated By-laws, the By-laws to grant stockholders owning 25% of the Company's issued and outstanding capital stock to call a special meeting. The Board believes that this 25% threshold best serves our stockholders' interests by striking the right balance between giving stockholders the ability to call special meetings and protecting against the risk that a small group of stockholders or even a single stockholder could call a special meeting that addresses only a narrow agenda not favored by the majority of the stockholders. The Company believes that the 25% threshold is also the most commonly used threshold for S&P 500 companies that grant stockholders a right to call a special meeting.

Convening a special stockholder meeting involves substantial expenses and time commitments. The Company must bear the costs associated with the preparation, printing and distribution of the legal disclosure documents and the administration of such a meeting. The Board and management must also devote significant time away from business to prepare and conduct the meeting. Given such administrative and financial burdens, special stockholder meetings should be convened only to address significant matters that a substantial percentage of our stockholders believe must be addressed before the next regular annual meeting.

If less than 25% of the Company's stockholders want to call a meeting, such lack of support is an indication that a particular matter should be handled at an annual meeting rather than at a special meeting that would impose unnecessary costs and divert management's time and resources away from managing the Company's business. Lowering the threshold to 15% would mean that a small minority of stockholders or even a single stockholder can force the Company to incur significant costs and cause management distraction to call a special meeting when as much as 85% of the stockholders are not in favor of calling a meeting. Accordingly, the Board believes that the proposal if implemented would undermine the Company's ability to efficiently use its resources and promote the interests of all stockholders.

Moreover, the Board believes this proposal should be evaluated in light of the Company's overall governance framework and commitment to stockholder outreach. Among other things, the Company has adopted and follows Corporate Governance Guidelines and annually holds stockholder say-on-pay votes.

Rules applicable to the Company also afford stockholders the opportunity to express their view on key corporate actions. For example, under Delaware law and New York Stock Exchange rules, the Company must submit significant matters, such as equity compensation plans, mergers and consolidations, large share issuances and other matters, to a stockholder vote.

In view of the existing right of the Company's stockholders to call a special meeting, as well as the Company's overall governance framework, the Board believes this proposal is unnecessary. Furthermore, the current ownership threshold of 25% of the Company's issued and outstanding capital stock for stockholders to call a special meeting strikes the right balance between giving stockholders the ability to call special stockholder meetings and mitigating the risk of unnecessary expenses, business disruptions and misuse of such right by a small group of stockholders.

The Board recommends that stockholders vote “AGAINST” the stockholder proposal to reduce the threshold to call special stockholder meetings to 15% of outstanding shares

OTHER MATTERS

The Board knows of no other matters that will be presented at the Annual Meeting. However, if other matters should properly come before the Annual Meeting, or any postponements or adjournments thereof, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

Pursuant to the Delaware General Corporation Law and the Bylaws, our business is managed under the direction of our Board. Members of the Board are kept current on matters relating to our business:  through reports from and discussions with our President and Chief Executive Officer and other executive officers of the Company; through an annual meeting with our executive officers and senior management from our operating locations; by reviewing materials provided to them by our executive officers, senior management, advisors and others; and by participating in meetings of the Board and, as applicable, its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without participation from management. These sessions are presided over by our Chairman, who is one of our independent directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance and are available in print to any stockholder upon request.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct that applies to each of our employees, officers and directors, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Nominating and Corporate Governance Committee (the “Governance Committee”) and amended as the Board deems appropriate upon the recommendation of the Governance Committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and is available in print to any stockholder upon request.

Proxy Access

On April 24, 2019, the Board, after review of similarly situated companies, approved amendments to the Company’s Bylaws to implement proxy access. The amendment to the Bylaws became effective immediately and therefore was available to stockholders at this Annual Meeting. Section 14 was added to Article III to permit a stockholder or group of stockholders owning at least 3% of the Company’s outstanding common stock continuously for three years or more to nominate and include in the Company’s proxy materials for an annual meeting of stockholders director nominees constituting up to 25% of the total number of directors then in office, provided that the nominating stockholder(s) and nominee(s) satisfy the requirements specified in the Bylaws. This right is subject to various requirements, conditions, procedures and limitations set forth in the Bylaws, including the requirement that notice of such a nomination be provided to the Company not less than 120 days nor more than 150 calendar days prior to the one-year anniversary of the date of the Company’s proxy statement for the immediately preceding annual meeting of stockholders. A summary of the proxy access provisions included in the Bylaws is below.

% Ownership Threshold	Limit on Proxy Access Nominees (Maximum % of Board)	Group Size Limit	Loaned Shares Count as “Owned”	Requirement/ Express Intention to Hold Shares Beyond Meeting Date (1 Year)	Restrictions on Renominating Unsuccessful Proxy Access Nominees	Board Power to Amend Proxy Access Bylaws

3%	25%	No limit

Loaned shares count as owned if recallable on

5 business days’ notice and stockholder commits to recall and hold shares until next annual meeting if stockholder nominee will be included in

Company’s

Proxy

				Required to hold shares through the date of the annual meeting	A stockholder’s nominee that does not receive at least 25% of the votes cast is ineligible to be a stockholder nominee for the next two annual meetings	Board can amend proxy access bylaw

Social Responsibility and Environmental Sustainability

We continually strive to better serve our customers, provide quality jobs for employees and value to our investors. Our directors, officers and employees are expected to conduct business ethically and in compliance with the Company’s Code of Business Conduct and all applicable laws, rules and regulations, and other compliance obligations. Triumph’s Code of Business Conduct is reflective of our culture and contains the business and ethical principles upon which we have built our reputation for integrity. We are committed to sourcing components and materials from companies that share our values around human rights, ethics and environmental responsibility.

Employees. We value our employees and their families and therefore, we offer competitive benefits that cover the many facets of health including resources and programs designed to support physical and financial wellness. We also provide tuition reimbursement and other educational and training opportunities to our employees.

Diversity. We value the diversity of our workforce and believe that the best business results are achieved when teams are populated with individuals from a diverse set of backgrounds, cultures, genders, and experiences. We track the diversity of our leadership and workforce and review our progress toward our diversity objectives with the Board on a periodic basis.

Safety. Our Environment, Safety and Health (ES&H) goals include:

•	Eliminating workplace injuries;
•	Protecting employee health from workplace exposures;
•	Preventing safety incidents; and
•	Complying with health and safety regulations.

Our ES&H team fosters and leads a culture that provides the skills, resources and management to fully engage and empower the workforce to create an incident-free environment. At our manufacturing sites, the ES&H team is leading the Company’s efforts to provide a safe workplace for our employees, customers and visitors and to ensure that our operations are conducted in an environmentally responsible manner in accordance with applicable laws and regulations. We continuously invest in educational platforms for our employees, contractors, and visitors to improve their skills and knowledge, as well as provide improved tools, to create an incident-free workplace.

Environmental. Our business, operations and facilities are subject to numerous stringent federal, state, local and foreign environmental laws and regulation by government agencies. Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transportation and disposal of hazardous materials, pollutants and contaminants, govern public and private response actions to hazardous or regulated substances that may be or have been released to the environment, and require us to obtain and maintain licenses and permits in connection with our operations. We continually seek to improve the design and safety of our processes, seek energy efficient options, and minimize waste generation through pollution prevention and sustainability strategies. We partner with contractors, suppliers, and third-party providers who share our commitment to eliminate work-related injuries, incidents, and environmental impacts.

Community Service and Philanthropy. Since 2011, we have demonstrated a deep dedication to corporate citizenship through our Wings community outreach program. Through Wings, based on the needs of their communities, our employees around the world create and implement service projects by partnering with local non-profit organizations and engage in meaningful volunteer projects that directly benefit local charities committed to serving the needs of others. In 2018, to commemorate our 25th anniversary, the Company committed to 25,000 hours of volunteerism. Through the Wings program and individual acts of volunteerism, employees at our sites have partnered with organizations including The United Way, The American Red Cross, The Salvation Army, Boys and Girls Club of Middle Tennessee, Ouachita Children’s Center, Los Angeles Regional Food Bank, Second Harvest Food Bank and many others. The Company enjoys partnering in local communities and team-based volunteer events help bring our employees together as one team serving its communities.

Anti-Hedging Policy

We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2020.

Director Age and Committee Composition

	Age as of 2020 Proxy Statement (or as of Board Start Date)	Audit	CMDC	Executive	Finance	N&CG

Paul Bourgon	63		Member		Member	Member
Dan Crowley	57			Member
Ed Eberhart	73			Chair
Dan Garton	63	Chair	Member			Member
Richard A. Goglia	68	Member			Member
Barbara Humpton	59		Member			Member
Bill Mansfield	72	Member	Chair	Member	Member
Adam Palmer	47		Member	Member	Chair
Colleen Repplier	59	Member				Member
Larry Spencer	66	Member		Member	Member	Chair

Board of Directors

The Board currently consists of ten directors: Paul Bourgon, Daniel J. Crowley, Ralph E. Eberhart, Daniel P. Garton, Richard A. Goglia, Barbara W. Humpton, William L. Mansfield, Adam J. Palmer, Colleen C. Repplier and Larry O. Spencer. Adam J. Palmer is not standing for reelection at the Annual Meeting.

The Board has determined by resolution that, effective as of the Annual Meeting, the size of the Board will be decreased to nine directors.  The Board’s composition has undergone significant refreshment since 2016 when there were eleven directors due to retirements and new appointments

Director Independence

The Board has determined that each of Mr. Bourgon, Gen. Eberhart, Mr. Garton, Mr. Goglia, Ms. Humpton, Mr. Mansfield, Ms. Repplier and Gen. Spencer are independent based upon the standards of independence set forth in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance.”

Meetings and Committees of the Board of Directors

The Board held eight meetings during our fiscal year ended March 31, 2020 and also acted 13 times by unanimous written consent. Each of our directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member during the fiscal year ended March 31, 2020. We encourage all of our directors to virtually attend the Annual Meeting. For the Annual Meeting, we expect all of our directors standing for reelection will attend. All of the directors attended the 2019 annual meeting of stockholders.

As a non-executive Chairman and an independent director, Gen. Eberhart chairs the meetings of the Board, generally attends meetings of the Board’s committees (without a vote) and provides leadership of the independent directors. Our Chairman is elected annually by the Board upon a recommendation by the Governance Committee. Executive sessions of the independent directors are held at every Board meeting (which sessions are not attended by management, except upon invitation by the Chairman). While the Board believes this leadership structure is appropriate, the Board may decide to change it in the future.

The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee (the “Governance Committee”), the Finance Committee and the Executive Committee. All members of the Audit Committee, the Compensation Committee and the Governance Committee are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance.”

The Board has adopted a written charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com under “Investor Relations—Corporate Governance” and is available in print to any stockholder upon request.

  Audit Committee

The Audit Committee, currently consisting of Mr. Garton (Chair), Mr. Goglia, Mr. Mansfield, Ms. Repplier and Gen. Spencer, met nine times during the last fiscal year. The Committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving all related person transactions in accordance with the Company’s policy.

  Compensation Committee

The Compensation Committee, currently consisting of Mr. Bourgon, Mr. Garton, Ms. Humpton, Mr. Mansfield (Chair) and Mr. Palmer met five times during the last year. The Compensation Committee periodically reviews and evaluates the compensation of our officers and other members of senior management, administers the incentive plans under which the executive officers receive their compensation, establishes guidelines for compensation of other personnel and oversees our management development and succession plans.

The Compensation Committee determines the compensation of the Chief Executive Officer. The Compensation Committee also reviews and approves the compensation proposed by the Chief Executive Officer to be awarded to Triumph’s other executive officers, as well as certain key senior officers of each of Triumph’s operating companies and divisions. The Chief Executive Officer generally attends Compensation Committee meetings but does not attend executive sessions or any discussion of his own compensation. The Compensation Committee also considers the results of the most recent stockholder advisory vote on executive compensation in determining executive compensation. The Compensation Committee may delegate any of its responsibilities to one or more subcommittees consisting solely of one or more members of the Compensation Committee as it may deem appropriate, provided, that the Compensation Committee does not delegate any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

As further described in the CD&A, for fiscal year 2020, the Compensation Committee engaged a compensation consultant, Pay Governance LCC (“Pay Governance”), whose selection and fees were recommended and approved by the Compensation Committee, to assist the Compensation Committee and the Chief Executive Officer in modifying the peer group, reviewing select officer pay recommendations, providing recommendations for fiscal year 2021’s long-term incentive plan design, and assisting with the preparation of the CD&A included in this Proxy Statement. Pay Governance provided the Compensation Committee with specific recommendations on the compensation for Mr. Crowley, the Chief Executive Officer, and input on the compensation for the other named executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries, nor were any of them an officer or employee of Company or any of our subsidiaries during the fiscal year ended March 31, 2020. None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

  Governance Committee

The Governance Committee, currently consisting of Mr. Bourgon, Mr. Garton, Ms. Humpton, Ms. Repplier  and Gen. Spencer (Chair), met six times during The Governance Committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, developing and recommending our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. In addition to these responsibilities, the committee also advises the Board on non-employee director compensation matters.

  Finance Committee

The Finance Committee, currently consisting of Mr. Bourgon, Mr. Goglia, Mr. Mansfield, Mr. Palmer (Chair), and Gen. Spencer, met five times during the last fiscal year. The Finance Committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage, as well as other financial matters deemed appropriate by the Board.

  Executive Committee

The Executive Committee, currently consisting of Mr. Crowley, Gen. Eberhart (Chair), Mr. Mansfield, Mr. Palmer and Gen. Spencer, exercises the powers and duties of our Board of Directors between Board meetings and while our Board is not in session. The Executive Committee has the authority to exercise all powers and authority of our Board, except for certain matters such as the review and approval or disapproval of related party transactions, matters which cannot be delegated by the Board of Directors to a committee of the Board pursuant to the Delaware General Corporation Law, the rules and regulations of the New York Stock Exchange, our Amended and Restated Certificate of Incorporation, as amended, or our Bylaws and matters that are reserved for another committee of the Board. The Executive Committee did not meet during the last fiscal year.

Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing Triumph. Acting as a whole and through its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition to such ongoing supervision, the Board has followed a practice of annually assessing the Company’s strategic risks and opportunities as part of an extended Board meeting. The Audit Committee performs a central oversight role with respect to financial and compliance risks, receives a report from Internal Audit, on the Company’s enterprise risk management assessment at each regular meeting, and meets independently, outside the presence and without the participation of senior management, with Internal Audit and our independent accountants in conjunction with each regularly scheduled Board meeting. The Compensation Committee considers the risks of the Company’s compensation programs in connection with the design of our compensation programs for senior corporate and company management.  In addition, the Finance Committee is responsible for assessing risks related to our capital structure, significant financial exposures, our risk management and major insurance programs and regularly assesses financial risks associated with such exposures and programs.

Director Nominations

As previously discussed, the Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The Governance Committee will consider nominees for director recommended by stockholders in accordance with the following procedures. As a stockholder, you may recommend any person as a nominee for director for consideration by our Governance Committee by submitting the name(s), completed and signed questionnaire(s) and written representation and agreement(s), supplemented and updated if necessary, for each named person in writing to Jennifer H. Allen, Secretary, Triumph Group, Inc., 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Recommendations should be received by no earlier than March 18, 2021 and later than April 17, 2021 for the 2021 annual meeting of stockholders and, as further described in the Bylaws, should generally be accompanied by:

•	the name and address of the nominating stockholder;
•	the class or series and number of shares of the Company beneficially held by the nominating stockholder;
•

the stock ownership interests, and any agreements or arrangements with respect to such ownership interests, of the Company beneficially held by the nominating stockholder, including the information required by Article II, Section 14(C)(1)(a)(ii) of the Bylaws of the Company;

•	information regarding each nominee that would be required to be included in a proxy statement;
•	a description of any arrangements or understandings between and among the stockholder and each nominee during the past three years; and
•	the written consent of each nominee to serve as a director, if elected, and to be named in the proxy statement as a nominee.

As set forth in our Corporate Governance Guidelines and the Governance Committee charter, the Governance Committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence, or identified any specific qualities or skills necessary for directors to possess. However, when assessing a candidate’s qualifications, the Governance Committee considers the candidate’s experience, diversity, expertise, education, insight, judgment, skills, character, conflicts of interest and background. Within the limitations of the maximum number of the Board members deemed to be effective for the management of the Company, the Governance Committee seeks to ensure diversity among all of these criteria to provide the Board with the greatest practicable breadth of input. The Governance Committee seeks to implement these principles through consideration, on at least an annual basis, of the Board’s composition and discussion with the Board of any identified criteria that the committee believes should be sought in considering candidates for membership. A consideration of the adequacy of the Board’s composition is formally included in the Board’s annual self-evaluation, and the adequacy of the process for identifying and recommending Board candidates is examined as part of the annual self-evaluation of the Governance Committee.

The Governance Committee does not have any specific process for identifying and evaluating nominees. It considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

The Board of Directors provides a process for stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-employee directors as a group or the entire Board of Directors by writing to the director, committee chair, non-employee directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Chairman, the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate committee chair, all non-employee directors or all directors.

Director Compensation

In fiscal year 2020, each of Mr, Bourgon, Gen. Eberhart, Mr. Garton, Mr. Mansfield, Mr. Palmer and Gen. Spencer received a cash retainer in the amount of $85,000. Each of Ms. Humpton, Ms. Repplier and Mr. Goglia received a pro-rated cash retainer. In addition, committee chairs received chairperson fees in cash. Each received an equity award in the form of restricted stock units. The following table summarizes compensation we paid to non-employee directors for their service during fiscal year 2020 under this revised non-employee director compensation program.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Paul Bourgon	$85,000	$140,000	$225,000
Ralph E. Eberhart	185,000	140,000	325,000
Daniel P. Garton	92,541	140,000	232,541
Richard A. Goglia	—	—	—
Barbara W. Humpton	42,732	100,807	143,539
William L. Mansfield	97,500	140,000	237,500
Adam J. Palmer	95,000	140,000	235,000
Colleen C. Repplier	52,486	133,840	186,326
Larry O. Spencer	95,000	140,000	235,000

(1)

On July 18, 2019, Mr. Bourgon, Gen. Eberhart, Mr. Garton, Mr. Mansfield, Mr. Palmer and Gen. Spencer each received 6,428 restricted stock units, each unit representing the contingent right to receive one share of common stock. The closing price on the date of such grant was $21.78. On August 19, 2019, Colleen C. Repplier received 6,117 restricted stock units and on September 30, 2019, Ms. Humpton received 4,286 restricted stock units. The closing price on the date of such grants were $22.31 and $22.88, respectively. Forfeiture restrictions lapse on the restricted stock units on the first anniversary of the date of grant, unless earlier terminated or accelerated in accordance with the Company’s 2016 Directors’ Plan. Calculations are based on the closing price on the date of grant.

Director Stock Ownership Guidelines

To further align the interests of the non-employee directors of the Company with the interests of the stockholders, the Company has adopted stock ownership guidelines for its non-employee directors. These guidelines establish an expectation that, within a five-year period, each non-employee director will hold shares of Triumph common stock, including shares covered by restricted stock units granted under Triumph’s 2016 Directors’ Plan, with a value equal to five times the amount of the annual cash retainer paid to non-employee directors. In addition, it is expected that all non-employee directors hold 50% of vested shares, on an after-tax basis, until the stock ownership guidelines have been achieved. An annual review is conducted by our Governance Committee to assess compliance with the guidelines. Prior to the ongoing global COVID-19 crisis, our non-employee directors met their applicable ownership guidelines, or, for non-employee directors who have been with the Company for less than five years, were on track to achieve their ownership guidelines by the applicable target compliance date.  Given the impact of the ongoing global COVID-19 crisis on the stock price of the Company, certain of the non-employee directors who had previously met their applicable ownership guidelines have now fallen below their target thresholds. The Governance Committee will continue to monitor compliance with the guidelines.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four independent directors and operates under a written charter adopted by the Board and reviewed the Audit Committee and the Board. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that each of Mr. Garton, Mr. Goglia  and Mr. Mansfield is an “audit committee financial expert” as defined under the rules of the SEC and that each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

Management is responsible for Triumph’s internal control and the financial reporting process, including the presentation and integrity of our financial statements. Triumph’s independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. Triumph’s independent registered public accounting firm is responsible for auditing the effectiveness of Triumph’s internal control over financial reporting and management’s assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also selects and approves the compensation of our independent registered public accounting firm.

In fiscal year 2020, the Audit Committee met and held private discussions with management, the independent registered public accounting firm and Triumph’s in auditors. In addition, the members of the Audit Committee reviewed (independently or collectively) Triumph’s financial statements before such statements were filed with the SEC in Triumph’s quarterly reports on Form 10-Q and annual report on Form 10-K, as amended, and all press releases containing earnings reports. Management represented to the Audit Committee that Triumph’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB standards.

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PC regarding the independent auditor’s communications with the Audit Committee concerning independence and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor. Based on these discussions and disclosures, the Audit Committee concluded that Ernst & Young LLP is independent from Triumph and its management.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in Triumph’s Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC.

Audit Committee

Daniel P. Garton (Chair)

Richard A. Goglia

William L. Mansfield

Colleen C. Repplier

General Spencer

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our policy for the Review, Approval or Ratification of Transactions with Related Persons (the “Policy”), which is in writing, requires our Board of Directors, or a committee thereof, to approve or ratify any transaction in which the amount involved exceeds $120,000, the Company or one of its subsidiaries is a participant, and any “related person” (as such term is defined in Item 404 of Regulation S-K of the Securities Act) has a direct or indirect material interest. The Policy and the Company’s Code of Business Conduct establish procedures for reporting of potential related person transactions under the Policy and potential conflicts of interest. Our legal department determines whether reported transactions constitute a related person transaction requiring pre-approval.

The Policy provides that the Board may delegate the review and approval of a related person transaction to the Audit Committee (or another standing or ad hoc committee) if it is impractical to wait until the next Board or committee meeting to review and, if appropriate, approve or ratify such related person transaction. Additionally, the chair of the Audit Committee may approve the transaction, provided that the chair reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, that Board member may not participate in the review of such transaction. In approving or ratifying any transaction, the Board, the Audit Committee, the Chair of the Audit Committee or any other committee designated by the Board, as applicable, must determine that the transaction is fair and reasonable to the Company.

If the Board becomes aware of a related person transaction that was not pre-approved under the Policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

Related Person Transactions

The Board is not aware of any transaction during fiscal year 2020, or any currently proposed transaction, in which Triumph or one of its subsidiaries was or is to participant, the amount involved exceeds $120,000, or in which any related person (as such term is defined in Item 404 of Regulation S-K of the Securities Act) has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides detailed information about the compensation program for the Company’s named executive officers (“NEOs”). For our fiscal year 2020, which ended March 31, 2020 (“fiscal year 2020”), our NEOs are listed in the table below.

Named Executive Officers	Title

Daniel J. Crowley	President and Chief Executive Officer

James F. McCabe	Senior Vice President and Chief Financial Officer

Peter K. A. Wick	Executive Vice President, Aerospace Structures

Jennifer H. Allen	Senior Vice President and General Counsel

Daniel J. Ostrosky	Vice President, Supply Chain

The following executive officer departed the Company on March 27, 2020 and is also a NEO for fiscal year 2020.

Former Executive	Title

Frank Dubey	Executive Vice President

Mr. Crowley, Mr. McCabe, Mr. Wick, Ms. Allen, and Mr. Ostrosky are referred to herein as our “Current NEOs”. For purposes of the CD&A, the terms “Committee” and “Compensation Committee” refer to the Compensation and Management Development Committee of the Board.

Executive Summary

Company and Performance Overview

Fiscal Year 2020 Imperatives

In fiscal year 2020, Triumph continued to execute on the transformation strategy it implemented in prior fiscal years. We set the following five imperatives for 2020 to achieve our longer-term objectives of predictable profitability and positive cash flow.

Imperative	Achievements

Achieve organization effectiveness across the enterprise by ensuring that teams are staffed with effective talent to drive operational results.

Filled Vice President of Operations and Triumph Operation System with internal top talent. Created a new corporate quality leadership role.  Maintained 100% staffing level of all P&L roles across the enterprise.

Enhance value through portfolio shaping activities, including the divestiture of non-core businesses.

Over the course of fiscal year 2020, facilitated the divestiture of our Nashville fabrications business, the sale of Embraer E-2 fuselage and the transfer of the G-280 wings to Korea Aerospace Industries, LTD.  Announced the closing of our Zacatecas facility. Announced the combination of our Integrated Systems Business Unit with our Product Support Business Unit to create our Systems & Support Business Unit, enabling us to streamline our business and improve the integration of our OEM and aftermarket products and support.

Improve operational, delivery and supplier performance, enhance enterprise culture of quality and improve safety performance.

Implemented enterprise operational standard metrics and SIOP process to drive improved product delivery and quality.  Significantly reduced inventory and improved inventory turns. Improved our safety performance and total case incident rate for the fourth consecutive year and achieved a total recordable incident rate below our company-wide goal.

Imperative	Achievements

Improve velocity of cash-to-cash conversion through sustainable physical inventory reductions.	Achieved a reduction in physical inventory through program transitions, increased material management activities, divestitures, and structured site level reviews.

Achieve our cost-savings goal.

Continued initiatives to save costs in fiscal year 2020, including the achievement of operational efficiencies and transition of underperforming contracts to other suppliers. In addition, continued to yield benefits from prior year actions.  Achieved fiscal year 2020 reduction in total SG&A costs.

Financial Performance Highlights

Financially, fiscal year 2020 was a challenging but productive year. Our sales decreased from fiscal year 2019 by 13.8% due to divestitures and we generated free cash flow of $56.8 million* in fiscal year 2020. Net loss decreased from a loss of ($321.8) million in fiscal year 2019 to a loss of ($28.1) million in fiscal year 2020, as shown below. For a detailed description of our operating results for fiscal year 2020 including the factors contributing to such results, see our Annual Report on Form 10-K for the year ended March 31, 2020 (the “Annual Report”), including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report.

Net Sales (in billions)	Net (Loss) (in millions)	Free Cash Flow (Use) (in millions) *

*

Free cash flow is a non-GAAP financial measure. For a reconciliation of adjusted free cash flow to cash flow used in operations, the most comparable GAAP measure, for fiscal year 2020, see Appendix B to this Proxy Statement.

Throughout fiscal year 2020, the Company continued its efforts to secure competitive wins to support its organic growth, including the following new contracts:

•	In June 2019, the Company signed an agreement to provide engineering services for Mitsubishi Aircraft Corporation in support of the design and development of Mitsubishi SpaceJet M100.
•	In September 2019, the Company was awarded a two-year wheel and brake maintenance, repair and overhaul (“MRO”) contract from STARLUX Airlines for their A321neo fleet.
•

In December 2019, the Company was awarded a five-year MRO contract for indefinite quantity and delivery of engine fuel pump metering units to the U.S. Army for the CH-47 Chinook aircraft operating with a T55 engine.

•	In December 2019, the Company was selected by Boeing to provide additional composite environmental control ducting work for the 737 MAX, the 777X, and the 787 Dreamliner Airplane.
•	In January 2020, the Company was selected by Airbus to supply uplocks for the main landing gear and nose landing gear for its latest A321XLR single aisle aircraft.

Executive Compensation Overview

Compensation Program Changes in Fiscal Year 2020

We generally maintained our compensation program structure for fiscal year 2020 except for a modest change to the metrics for our annual incentive plan and equity incentive plan. This change is summarized below and was intended to correspond to the Company’s evolving focus on operational execution and increased profitability, thereby enhancing long-term stockholder value.

Changed From	Changed To	Rationale for Change

The annual incentive plan metrics and weightings for fiscal year 2019 at a corporate level were:

•40% earnings before interest, taxes, depreciation, amortization, and pension expense (“EBITDAP”) Margin

•40% Free Cash Flow

•20% Strategic

The annual incentive plan metrics and weightings for fiscal year 2020 at a corporate level were: •40% EBITDAP Margin •35% Free Cash flow •25% Strategic

The proportion of the incentive tied to strategic objectives was increased to enhance alignment with strategic matters important to the Company and to emphasize the importance of the Company’s portfolio shaping activities.

The equity Incentive metrics and weightings for the Performance-Based Restricted Stock Units for fiscal year 2019 were:

•50% 3-Yr Absolute Total Stockholder Return (“Absolute TSR”)

•50% 3-Yr Relative Total Stockholder Return (“Relative TSR”)

	The equity Incentive metrics and weightings for the Performance-Based Restricted Stock Units for FY20 are: •30% 3-Yr Absolute TSR •30% 3-Yr Relative TSR •40% EBITDAP Margin	EBITDAP Margin was added to the equity incentive metrics to increase focus on driving profitable growth and continuing to streamline and reduce the overall cost structure over the long-term.

Other Fiscal Year 2020 Compensation Highlights

Compensation Highlight	Details

Say-on-Pay Advisory Vote

•    At the Company’s Annual Meeting of Stockholders held in July 2019, compensation of our named executive officers was approved by 96.32% of votes present. Based on this support, the Committee made no further changes to the general structure and philosophy of our executive compensation program for fiscal year 2020 (other than the modest changes described above). The Committee continues to evaluate our pay programs and practices to ensure that they are market competitive, equitable, and aligned with the Company’s performance.

Annual Incentive Plan (“AIP”) Payout

•    Target performance goals for both EBITDAP and free cash flow reflected our board-approved annual operating plan and were considered to be challenging.

•    Mr. Crowley, Mr. McCabe, Ms. Allen, and Mr. Ostrosky: Based on achievement of strategic goals at 80% of target and achievement levels against financial performance metrics, a corporate payout of 123% of target was calculated under plan terms.  At its April 2020 meeting, however, in accordance with plan terms and following recommendation from the Company’s management, the Compensation Committee reduced the calculated award for Mr. Crowley, Mr. McCabe, Ms. Allen, and Mr. Ostrosky to 95% of target in light of the ongoing global COVID-19 crisis.

•    Mr. Wick: 37.5% of Mr. Wick’s annual cash incentive as based on the achievement levels against financial performance metrics across the Company, 37.5% was based on the achievement of goals by his business unit, Aerospace Structures, and the remaining 25% was based on the achievement of strategic goals by the Company. Based on the corporate payout levels described above, achievement of strategic goals for Aerospace Structures at 80% of target, and achievement levels against Aerospace Structures financial performance metrics, a payout level for Mr. Wick was calculated at 133% of target under plan terms.  At its April 2020 meeting, however, in accordance with plan terms and following recommendation from the Company’s management, the Compensation Committee reduced the calculated award for Mr. Wick to 110% of target in light of the ongoing global COVID-19 crisis.

Long-Term Incentive (“LTI”) Awards

•    The Performance Share Units (“PSUs”) granted for the fiscal years 2018 through 2020 performance period were earned at 0% of target due to failure to achieve the threshold levels of Absolute and Relative TSR.

•    Service-based Restricted Stock Units (“RSUs”) vested ratably over three years.

Compensation Program Changes in Fiscal Year 2021

As a result of the ongoing global COVID-19 crisis, the Compensation Committee has delayed the approval of financial targets under the fiscal year 2021 AIP and has delayed the granting of awards under for our fiscal year 2021 long-term incentive program to allow for time to assess appropriate designs, performance metrics, weightings, and targets that are informed by analysis of potential impacts on the operations of the Company.  In light of the ongoing global COVID-19 crisis and following recommendation from the Company’s management, in April 2020, the Company introduced a number of cost reduction measures including:

•

Temporary reductions in base salary of 10% for our CEO and other executives, reductions in base salary ranging from 2.5% to 5.0% for other salaried employees, and suspension of all employee merit increases in fiscal year 2021

•	Temporary reduction in cash retainer of 25% for our independent directors
•	Application by the Compensation Committee of its discretion to reduce the calculated payouts for fiscal year 2020 AIP bonuses
•	Implementation of employee furloughs and reductions in force
•	Suspension of the Company’s 401(k) match for fiscal year 2021
•	Suspension of the Company’s dividend to stockholders

Adoption of Clawback Policy Effective Beginning Fiscal Year 2021

In May 2020, to bolster the rigor of the Company’s clawback policy, the Compensation Committee adopted a recoupment policy applicable to short-term and long-term incentive plan awards granted during fiscal year 2021 and thereafter. Pursuant to the recoupment policy, in addition to any forfeiture requirements imposed by Section 304 of the Sarbanes-Oxley Act of 2002, the Compensation Committee has discretion to require any participant in the Company’s short-term or long-term incentive plans to reimburse the Company for up to three years of cash incentive pay and equity awards in the event that the participant engages in an act of fraud or intentional misconduct in connection with his or her employment that contributes to or results in the need for an accounting adjustment to the Company’s financial results.

Best Practices in Executive Compensation Governance

The following practices and policies ensure sound corporate governance practices and alignment of interests between stockholders and executives.

What We Do

✓

Pay for performance – For fiscal year 2020, a significant percentage of the total direct compensation package was at-risk and connected to performance objectives (82% of total direct compensation for our CEO and 65% on average for our other Current NEOs).

✓	Establish sound performance goals – Pre-established goals for our performance-based incentive plans are carefully developed and calibrated through a rigorous process that involves the Board.
✓

Maintain stock ownership guidelines – We maintain stock ownership guidelines to further align executives’ interests with those of our stockholders. Fiscal year 2020 guidelines were 6 times base salary for the CEO and 1 to 3 times base salary for other executive officers.

✓

Use double-triggers for severance and vesting provisions We require both a qualified change in control and qualifying termination of employment (“double trigger”) for the payment of cash severance and the acceleration of outstanding equity awards in the event of a change in control of the Company.

✓	Designate Non-executive Chairman – Designation of a non-executive Chairman establishes effective independent Board leadership and oversight of management.
✓

Engage an independent compensation consultant – The Committee engages an independent consultant to advise on executive compensation program design, practices, and related governance. Other than providing non-employee director compensation advice to the Governance Committee, the consultant does not provide any other services to the Company.

✓	Clawbacks – We maintain a clawback policy with respect to incentive-based cash and equity compensation.

What We Don’t Do

×	No stock option grants with an exercise price less than the fair market value on the date of grant.
×	No excise tax gross ups are provided on a change in control termination.
×	No repricing or exchanging of stock options or other equity awards without stockholder approval.
×	No hedging of Company securities by directors or executive officers and pledging of Company securities is restricted.
×	No excessive perquisites.

Compensation Results: Payouts Reflect Corporate Performance

The Committee considers a mix of cash and equity awards over both the short-term and long-term as a critical balance in emphasizing Triumph’s commitment to performance alignment. This strong pay-for-performance alignment is clearly reflected in amounts earned by our NEOs based on the achievement of metrics established by the Committee under the short-term and long-term incentive plans.

The following table illustrates how our performance has affected the actual and interim payouts of our short-term and long-term incentives based on our closing stock price of $6.76 on March 31, 2020, the final trading day of our fiscal year. Based on our actual and interim performance versus goals, the total realizable compensation for our CEO over the past three fiscal years is 48% of target, when including base salary earned over the period.

The average annual cash incentive payout over the last three fiscal years for our CEO is 100% of target.  RSUs granted over the 3-year period have a realizable value of 28% of grant value.  PSUs granted over the 3-year period have no realizable value with the FY18 – FY20 PSUs not being earned, and interim performance for the FY19 – FY21 and FY20 – FY22 being below threshold.

Three-Year (FY18 – FY20) Aggregate CEO Compensation (in millions)

The realizable value of our incentives are as follows:

	Realizable Value as a % of Target
Chief Executive Officer – Mr. Crowley	FY18	FY19	FY20

Annual Cash Incentive (1)	109%	102%	95%
Annual Restricted Stock Units (RSUs) (2)	20%	30%	32%
Annual Performance Share Units (PSUs) (3)	0%	0%	0%

(1)	Annual cash incentive indicates the percentage of the target award earned under our AIP.
(2)

Annual RSUs indicates the market value on March 31, 2020 of the shares underlying the RSUs as a percentage of the market value on the grant date. To the extent that the market value has declined, the dollar amount of the value of the RSUs reflected in the Summary Compensation Table also will decline.

(3)

Annual PSUs indicates the percentage of the PSUs that would be paid out based on our TSR (stock price plus dividends) as compared to the TSR of the peer group companies, and our absolute TSR versus per-established TSR growth goals.  In fiscal year 2020, the PSUs also included pre-established goals for EBITDAP Margin.

The Process for Setting Compensation

Objectives of Executive Compensation Program

Our executive compensation program is intended to achieve several business objectives:

•	to provide fair and competitive compensation based on market data and driven primarily by performance-based targets;
•	to help us recruit and retain executives with the talent required to successfully manage and grow our business;
•	to enhance a long-term commitment to Triumph’s success by providing elements of compensation that align their interests with those of our stockholders over multiple years;
•	to provide compensation that recognizes individual contributions as well as overall business results; and
•	to avoid or minimize the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders.

Determining Executive Compensation: Process and Roles

The following parties are responsible for the development and oversight of our executive compensation program for our NEOs:

Compensation Committee

The Committee operates under a written charter approved by the Board and reviewed by the Committee annually. The charter provides that the Committee is accountable for: evaluating, adjusting, and approving executive compensation plans, policies and programs; considering matters relating to management evaluation, development and succession; and recommending individuals for appointment as officers.

In structuring each element of compensation and the executive compensation package, the Committee strives to create incentives for management to accordance with the interests of our stockholders to drive long-term growth in the Company’s equity value. For fiscal year 2020, the Committee determined CEO compensation; and the CEO recommended compensation for the other NEOs. The Committee then considered and approved compensation for the CEO and the other NEOs, taking into consideration the compensation factors described in this CD&A.

Independent Compensation Consultant to the Committee

The Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. The has sought the advice of compensation consultants in the past to assist in developing appropriate incentives and in minimizing the risk that incentives will encourage inappropriate executive decisions and actions. Since August 2018, the Committee has retained Pay Governance LLC (“Pay Governance”), a nationally recognized independent executive compensation consultant, to provide advice on executive compensation matters.

During fiscal year 2020, Pay Governance (1) reviewed the Company’s peer group to provide recommendations to better align the size and business fit of the companies we use as a comparison; (2) analyzed the competitive levels of each element of compensation (i.e., base salary, target annual incentive, and long-term incentive) and total compensation for the NEOs relative to our peer group and industry standards; (3) aided in developing and implementing the fiscal year 2020 annual and long-term incentive plan designs; (4) assisted in the preparation of this CD&A; and (5) provided advice on a number of other executive compensation and related governance matters. In addition, Pay Governance attended and participated in Committee meetings, met with the Committee in executive sessions without our executive officers or other members of management present, met individually with the Committee Chair, and reviewed and commented on management’s presentations used to engage in conversations with the Committee.

The Committee has analyzed whether the work of Pay Governance has raised any conflict of interest and has concluded that its work, including the individuals consulting services to the Committee, has not created any conflict of interest. The Committee also considered and confirmed the independence of legal advisors it retained during fiscal year 2020.

Management

Management supports the Committee by making recommendations and providing analyses with respect to competitive pay practices and pay ranges, compensation and benefit plans, incentive goal setting, policies and procedures related to equity awards, perquisites, and general compensation and benefits philosophy. Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda. Members of management do not recommend, determine, or participate in Committee discussions related to their individual compensation arrangements. The CEO provides executive compensation recommendations for his direct reports, including the other NEOs. These recommendations are based on analysis and guidance provided by the compensation consultant on behalf of the Committee and the CEO’s assessment of individual specific factors, including performance against key performance indicators.

Use of Market Data and Competitive Market Positioning

Competitive Assessment

The Committee reviews the Company’s performance and authorizes the salaries, incentive opportunities, and equity grants for the NEOs annually. As context for these decisions, the Committee reviews compensation practices and pay levels for the peer group of comparable companies as well as competitive survey data.

The Peer Group and Benchmarking

The Committee maintains a group of companies similar in size and industry in order to gauge marketplace compensation levels, program design, and practices. The Committee approved the fiscal year 2020 peer group of companies contained in the table below who have been selected based on the following criteria:

•	Industry (Aerospace & Defense and adjacent industries in which Triumph may compete for talent, economic capital or potential customers);
•	Comparability in size (as defined through revenue, market capitalization, and assets);
•	General business fit; and
•	Business complexity and scope of operations.

The peer group companies are reviewed annually to confirm continued alignment with the selection criteria. The peer group used to determine fiscal year 2020 pay levels included the following 18 companies:

Fiscal Year 2020 Peer Group

AAR Corp.	Curtiss-Wright Corporation	Regal Beloit Corporation
Aerojet Rocketdyne Holdings, Inc.	Hexcel Corporation	Spirit AeroSystems Holdings, Inc.
Allegheny Technologies Incorporated	Huntington Ingalls Industries, Inc.	Teledyne Technologies Incorporated
AMETEK, Inc.	ITT Inc.	The Timken Company
Carlisle Companies Incorporated	Kaman Corporation	Valmont Industries, Inc.
Crane Co.	Moog Inc.	Woodward, Inc.

In fiscal year 2020, the Committee reviewed the peer group that will be used for fiscal year 2021 compensation decisions and based on recommendations by Pay Governance and input from management, did not recommend any changes. Triumph is reasonably aligned with the peer group from a financial profile perspective.

General Industry Survey Data

To supplement the peer group data, we also used the Wills Towers Watson General Industry Executive Compensation Survey Report to ensure that the Company’s compensation practices reflect broader industry practices and to match positions not available through the peer proxy review analysis. We reviewed specific parts of the database that provided compensation from companies with comparable size and scope to Triumph.

Executive Compensation Program Details

Current Program Overview

Our compensation strategy is to place a major portion of total executive compensation at risk in the form of annual incentives and long-term stock-based compensation programs. This principle is demonstrated by our performance-oriented AIP and our long-term incentive structure, which is 60% performance-based. The components of our current executive compensation program are:

Each of these components is described separately below.

In making decisions about compensation, the Committee closely reviews each separate component, as well as the full compensation package provided to each executive officer, including the NEOs.

Pay Mix

The actual annual incentive payout and payout on PSUs vary year-to-year with the Company’s performance. At target, the Committee intends for a large portion of our executives’ compensation to be performance-based and delivered through equity awards to help align the interests of our executives with those of our stockholders.

The figures below represent fiscal year 2020 pay mix and include: (1) base salary, (2) target annual incentives, (3) target long-term incentives.

Mr. Crowley	Other Current NEOs Average

Changes in Target Pay Levels

In fiscal year 2020, the Committee approved targeted increases to compensation in recognition of individual performance of each Current NEO and with the objective of better aligning compensation with market median pay levels.

The following table shows the Committee’s determinations regarding our Current NEO’s fiscal year 2020 target compensation rates as compared to their fiscal year 2019 target compensation rates.

Named Executive Officers	Fiscal Year	Base Salary	Target Bonus	Target LTI	Target Total Pay

Daniel J. Crowley	2020	$975,000	$1,072,500	$3,412,500	$5,460,000
	2019	$927,000	$1,019,700	$3,012,750	$4,959,450
James F. McCabe (1)	2020	$550,000	$550,000	$825,000	$1,925,000
	2019	$550,000	$550,000	$825,000	$1,925,000
	2019	$520,000	$390,000	$650,000	$1,560,000
Peter K. A. Wick	2020	$430,000	$322,500	$430,000	$1,182,500
	2019	$413,000	$309,750	$309,750	$1,032,500
Jennifer H. Allen	2020	$416,000	$312,000	$416,000	$1,144,000
	2019	$400,000	$300,000	$300,000	$1,000,000
Ostrosky, Daniel J.	2020	$380,000	$228,000	$285,000	$893,000
	2019	$380,000	$228,000	$285,000	$893,000

(1)

In February 2019, to align with the market median, the Compensation Committee approved a market adjustment to Mr. McCabe’s compensation of 6% to base, 25% to STI target, and 25% to LTI target.  His compensation was then not further increased for fiscal year 2020.

Base Salaries

We initially set base salary for a NEO by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the comp marketplace for executive talent. We determine annual salary adjustments by evaluating the performance of the Company and of each NEO, considering changes in responsibilities. For fiscal year 2020, the Committee approved merit increases for the NEOs ranging from 0.0% to 5.2% in line with current market rates.  Effective April 1, 2021, following recommendation from the Company’s management, NEO’s base salaries were temporarily reduced by 10% as a component of the Company’s cost reduction efforts related to COVID-19.

Fiscal year 2020 NEO base salaries were set as follows:

Current Named Executive Officers	Fiscal Year 2020	Fiscal Year 2019	Change

Daniel J. Crowley	$975,000	$927,000	$48,000
James F. McCabe	$550,000	$550,000	$0
Peter K. A. Wick	$430,000	$413,000	$17,000
Jennifer H. Allen	$416,000	$400,000	$16,000
Daniel J. Ostrosky	$380,000	$380,000	$0

Annual Incentive Compensation

In accordance with the annual cash bonus plan, the Committee establishes target incentive awards as a percentage of salary for each NEO. The incentive opportunities are meant to provide our executives with the potential for a target or maximum level reward only if our pre-established performance objectives are met or exceeded. Each NEO has the opportunity to earn up to 200% of target if challenging maximum goals are achieved and zero payout if minimum threshold goals are not reached.

Performance goals for fiscal year 2020 were based on EBITDAP, free cash flow, and strategic measures as shown below.

Fiscal Year 2020 AIP

Mr. Crowley, Mr. McCabe, Ms. Allen, and Mr. Ostrosky

Mr. Wick

The annual cash bonus award target percentages were established by the Committee for Mr. Crowley. The CEO provides the Committee with recommendations for the other NEOs, and based on the recommendations of the CEO, the Committee considers and approves such officers’ compensation. These target bonus amounts consider each executive’s compensation level and individual performance results. They are meant to balance fixed compensation and compensation at risk, taking into consideration the position’s significance and the executive’s record of performance against Company objectives were as follows.

Similar to base salary increases, the Committee carefully considered the results of the competitive benchmarking in setting target opportunities for fiscal year 2020, which were as follows:

Current Named Executive Officers	Fiscal Year 2020 Target Bonus (as % of Salary)	Fiscal Year 2020 Target Bonus ($ Value)

Daniel J. Crowley	110%	$1,072,500
James F. McCabe	100%	$550,000
Peter K. A. Wick	75%	$322,500
Jennifer H. Allen	75%	$312,000
Daniel J. Ostrosky	60%	$228,000

Fiscal Year 2020 AIP Payouts for Mr. Crowley, Mr. McCabe, Ms. Allen, and Mr. Ostrosky

For Mr. Crowley, Mr. McCabe, Ms. Allen, and Mr. Ostrosky in fiscal year 2020, the Committee established threshold, target, and maximum performance goals for Adjusted EBITDAP and free cash flow (as depicted below). Fiscal year 2020 goals for EBITDAP and free cash flow were set to align with the operating plan approved by the Board. The performance goal for free cash flow was set above the prior year target and prior year actual performance.

In $M	Adjusted EBITDAP	Free Cash Flow (1)

Achievement	$250	$69
Threshold	$230	$0
Target	$287	$31
Maximum	$345	$60

(1)	Free Cash Flow is linear with interpolation between the Threshold, Target and Maximum levels described above.

Fiscal Year 2020 Triumph Consolidated Adjusted EBITDAP Performance ($MM)	Fiscal Year 2020 Triumph Free Cash Flow Performance ($MM)

The Company achieved $242 million in non-GAAP EBITDAP, which was adjusted to $250 million by the Compensation Committee in accordance with plan terms (87% of target). The Company also achieved $57 million in non-GAAP free cash flow, which was adjusted to $69 million by the Compensation Committee in accordance with the plan terms (200% of target). Both of these outcomes were applied when determining the NEOs’ bonus payouts.

Performance levels for both metrics reflect adjustments consistent with the performance goals determination under the 2018 Executive Cash Incentive Compensation Plan (the “2018 Plan”), including adjustments to EBITDAP that results in a difference to reported operating income under GAAP. The use of non-GAAP metrics, resulting from the four adjustments made, as described below, represent the Committee’s determination that the Company made strong progress in fiscal year 2019 to right-size the portfolio and focus the Company on its key areas of expertise, with the intent of generating higher returns for all stakeholders and positioning the Company for long-term success in fiscal year 2020 and beyond.

See Appendix B for a reconciliation of GAAP and adjusted, non-GAAP EBITDAP, and a description of the adjustments to non-GAAP free cash flow.

Adjustment	Details	Rationale

Divestiture of non-core businesses	Exclude the loss on divestiture impact from EBITDAP

The divestiture of the Nashville large structures business was made to improve the quality of the Company’s assets and enable the reinvestment of resources. The divested business was not purchased by the current leadership team.

Performance of divested business	Exclude impact from operating income and free cash flow

Excluding the amount of EBITDAP and free cash flow for the periods of the divestiture permits measurement of results based on the core business. These adjustments are aligned with adjustments made in prior years.

Goodwill Impairment	Exclude impact from operating income	Goodwill impairments are non-cash charges unrelated to the core business. These adjustments are aligned with adjustments made in prior years.
Other post-employment benefit retirement	Exclude impact from operating income and free cash flow	In exchange for settling outstanding retiree medical benefits liability, the Company paid one-time union incentives and accelerated a portion of cash payments.

In addition to the two financial measures, the strategic goals were achieved at 80% of target. Strategic goals included the following:

Strategic Objective	Results	Achievement
Improve underperforming operational performance of sites and programs (5% weighting)	Improvement at underperforming sites and on programs, but additional improvement still required	0% (below target)

Complete portfolio transformation through consolidations and divestitures (5% weighting)	Completed significant planned closures and divestitures; combined Integrated Systems and Product Support business units	5% (at target)
Upgrade or improve director & above low performers with diverse talent; complete new employee survey and develop actions (5% weighting)	80% of low performers addressed; employee survey conducted in Q3, with follow-up actions identified and in progress	5% (at target)
Maintain adequate liquidity (5% weighting)	Divestiture and cost reduction initiatives maintained and enhanced the Company’s liquidity	5% (at target)
Reduce cash SG&A in fiscal year 2020 versus fiscal year 2019 baseline (5% weighting)	Exceeded SG&A reduction target	5% (at target)

Based on achievement of strategic goals at 80% of target and achievement levels against financial performance metrics, a corporate payout of 123% of target was calculated under plan terms for Mr. Crowley, Mr. McCabe, Ms. Allen, and Mr. Ostrosky as reflected in the table below:

	Financial Results ($MM)		Annual Cash Bonus Payout
Corporate NEOs Performance Measure	Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total

Triumph Consolidated Adjusted EBITDAP (1)	$287	$250	67%	35%	23%
Adjusted Free Cash Flow (1)	$31	$69	200%	40%	80%
Strategic Goals			80%	25%	20%
TOTAL					123%

(1)

Represents a non-GAAP metric. See above and Appendix B for a reconciliation of GAAP and adjusted, non-GAAP EBITDAP, and cash flow used in operations (GAAP) to non-GAAP free cash flow and adjusted free cash flow.

At its April 2020 meeting, however, in accordance with plan terms and following recommendation from the Company’s management, the Compensation Committee reduced the calculated award for Mr. Crowley, Mr. McCabe, Ms. Allen, and Mr. Ostrosky to 95% of target in light of the ongoing global COVID-19 crisis.

Fiscal Year 2020 AIP Payouts for Mr. Wick

As described above, Mr. Wick’s bonus payout was determined based on corporate adjusted EBITDAP and free cash flow results (37.5%), achievement of corporate strategic objectives (25.0%), and as a business unit head, adjusted EBITDAP and free cash flow performance of the Aerospace Structure business unit (37.5%). The EBITDAP and free cash flow threshold, target, and overachievement performance goals were established for Aerospace Structures (as depicted below).

Fiscal Year 2020 Aerospace Structures Adjusted EBITDAP Performance ($MM)	Fiscal Year 2020 Aerospace Structures Free Cash Flow Performance ($MM)

In fiscal year 2020 the Aerospace Structures business unit achieved $100 million in adjusted EBITDAP, which was adjusted to $114 million by the Compensation Committee in accordance with plan terms (121% of target) and $59 million in free cash flow, which was adjusted to $70 million by the Compensation Committee in accordance with the plan terms (200% of target).   Based on achievement of strategic goals at 80% of target and achievement levels against financial performance metrics at a corporate level, and achievement levels against financial performance metrics at the Aerospace Structures business unit level, a payout of 133% of target was calculated under plan terms for Mr. Wick as reflected in the table below:

	Financial Results ($MM)		Annual Cash Bonus Payout
Mr. Wick Performance Measure	Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total

Triumph Consolidated Adjusted EBITDAP (1)	$287	$250	67%	18%	12%
Operating Adjusted Free Cash Flow (1)	$31	$69	200%	20%	40%
Aerospace Structures Adjusted EBITDAP (1)	$100	$114	121%	18%	21%
Aerospace Structures Adjusted Free Cash Flow (1)	$(33)	$70	200%	20%	40%
Strategic Goals	100%	80%	80%	25%	20%
TOTAL					133%

(1)	Represents a non-GAAP metric. See Appendix B for a reconciliation of cash flow from operations (GAAP) to non-GAAP free cash flow and adjusted free cash flow.

At its April 2020 meeting, however, in accordance with plan terms and following recommendation from the Company’s management, the Compensation Committee reduced the calculated award for Mr. Wick to 110% of target in light of the ongoing global COVID-19 crisis.

Cash awards paid to our NEOs under the fiscal year 2020 AIP were as follows:

Named Executive Officer	Fiscal Year 2020 Incentive Adjusted Calculated Payout	Fiscal Year 2020 Payout as a % of Target Bonus

Daniel J. Crowley	$1,018,875	95.0%
James F. McCabe	$522,500	95.0%
Peter K. A. Wick	$254,750	110.0%
Jennifer H. Allen	$296,400	95.0%
Daniel J. Ostrosky	$216,600	95.0%

Mr. Dubey’s fiscal year 2020 cash bonus payment was addressed under the terms of his separation agreement, which are referenced in the Summary Compensation Table below.

Long-Term Incentive Compensation

LTI compensation represents a significant proportion of executive compensation at Triumph and is designed to align management’s interests with that of our stockholders.  The Committee determines the size of any grant made to our CEO and approves the amounts of the grants made to the other NEOs based upon the CEO’s recommendations.

Annual grants of LTI compensation are typically made in the spring following the Committee’s meeting held in conjunction with the first meeting of our Board in the fiscal year. The grant values are based on the closing price of the stock on the date of grant and the number of stock units subject to the award.

Fiscal Year 2020 Annual Long-Term Incentive Compensation Awards

In fiscal year 2020, all NEOs received 60% of their annual LTI award value in PSUs and 40% of their LTI award value in time-based RSUs. A higher weighting is placed on PSUs to reflect the Company’s strong pay for performance philosophy.

RSUs vest ratably over three years. PSUs may be earned based the attainment of absolute TSR, relative TSR, and EBITDAP Margin goals during the three-year performance period. The TSR metrics are each weighted at 30% and the EBITDAP Margin is weighted at 40%. PSUs may be earned at a target level (the established performance goals are met at the 100% level), threshold level (the established performance goals are met such that 50% of the target incentive award is earned), and maximum level (the established performance goals are exceeded such that 200% of the target incentive award is earned). Performance between the threshold, target, and maximum performance levels will result in awards adjusted in an amount so as to be in linear proportion to the difference between the achieved performance level and the established performance levels. No award will be earned if the threshold is not met during the three-year performance period, and no award shall be earned that exceeds 200% of the target incentive award.

Absolute TSR goals are depicted below. The Committee set the target goal on a compounded annual growth rate (CAGR) basis, to reflect the Company’s strong pay for performance philosophy.

Performance vs. Absolute TSR Goal	Absolute TSR	Earned Payout

Below Threshold	< 7.5%	0%
At Threshold	7.5%	50%
At Target	11.0%	100%
At Maximum	>= 15.0%	200%

Relative TSR goals are depicted below. The Committee set the target goal at above median performance (i.e., 55th percentile) to align with market practice and to reflect the Company’s strong pay for performance philosophy.

Performance vs. Relative TSR Goal	Percentile Rank Against Fiscal Year 2020 Peer Group	Earned Payout

Below Threshold	< 30th Percentile	0%
At Threshold	30th Percentile	50%
At Target	55th Percentile	100%
At Maximum	>= 80th Percentile	200%

Performance vs. EBITDAP Margin Goal	3-Year Cumulative Increase	Earned Payout

Below Threshold	< 10% Margin	0%
At Threshold	10% Margin	50%
At Target	13.6% Margin	100%
At Maximum	>= 15% Margin	200%

Similar to the annual short-term incentive process, the Committee sets the target LTI opportunities for our NEOs as a percentage of base salary. The Committee puts greater weight on the long-term incentive opportunity to focus management towards the overall sustained performance of the Company and approved the following for fiscal year 2020:

Current Named Executive Officers	Fiscal Year 2020 Target LTI (as % of Salary)	Fiscal Year 2020 Target LTI ($ Value)	Fiscal Year 2020 Target Number of Units Granted(1)

Daniel J. Crowley	350%	$3,412,500	162,732
James F. McCabe	150%	$825,000	39,342
Peter K. A. Wick	100%	$430,000	20,505
Jennifer H. Allen	100%	$416,000	19,838
Daniel J. Ostrosky	75%	$285,000	13,591

(1)	The target number of units represents the number of PSUs and RSUs that were granted on May 20, 2019.

Deferred Compensation

We offer all our executives the opportunity to defer all or any part of their bonus for any year, to be paid out over the following two years. We believe that the deferred compensation is consistent with competitive practices in our industry. In fiscal year 2020, none of our NEOs participated in the Company’s deferred compensation arrangements.

Perquisites

We provide certain of our NEOs with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table below. We believe additional benefits are reasonable, competitive and consistent with Triumph’s overall executive compensation program. The costs of these benefits constitute only a small percentage of each executive’s total compensation. Included among the benefits are personal use of the Company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), and reimbursement of fees for financial planning services and certain legal fees and relocation expenses for Mr. Crowley. See “All Other Compensation” in the Summary Compensation Table of this Proxy Statement for a description of the value of the perquisites paid to the NEOs in fiscal year 2020.

Other Compensation Matters

Employment Agreements

The Company has an employment letter with each of Mr. McCabe, Mr. Wick, Ms. Allen, and Mr. Ostrosky. Mr. Crowley had an employment agreement with the Company that has expired, however, its material provisions were consistent with the plans and policies currently in effect at the Company.  Further information about these agreements can be found below.

Severance Benefits

Each of the NEOs has potential severance benefits outlined in his respective employment agreement or employment letter. On February 19, 2019, the Compensation Committee approved the Triumph Group, Inc. Executive Change in Control Severance Plan, applicable in the event of a termination of employment without cause or for good reason that occurs within the period beginning six (6) months prior to and ending twenty-four (24) months after a change in control, and the Triumph Group, Inc. General Severance Plan, applicable in the event of a termination of employment without cause or for good reason unrelated to a change in control. Further information about the severance plans and the benefits payable thereunder can be found below.

Management Stock Ownership Guidelines

To further align the interests of its senior executives with the interests of the stockholders, the Company has adopted stock ownership guidelines for its senior executives. These guidelines establish an expectation that, within a five-year period, each senior executive will meet the minimum level of Company stock ownership applicable to such senior executive. The ownership target is expressed as a multiple of base salary. There are four (4) tiers within senior management covered by the guidelines. For the CEO, the multiple is six (6). For the Chief Financial Officer, the multiple is three (3). For other executive officers and members of senior management, the multiple is two (2). For corporate vice presidents and company presidents, the multiple is one (1). In addition, the guidelines impose an expectation that 50% of common stock acquired at the time of earning and vesting, and/or lapse of forfeiture restrictions for restricted share and restricted stock unit awards under the Company’s equity incentive plans, on an after-tax basis, will be held by the executive for a period of two years after acquisition. An annual review is conducted by our Governance Committee to assess compliance with the guidelines. Prior to the ongoing global COVID-19 crisis, our Current NEOs met their applicable ownership guidelines, or, for Current NEOs who have been with the Company for less than five years, were on track to achieve their ownership guidelines by the applicable target compliance date.  Given the impact of the ongoing global COVID-19 crisis on the stock price of the Company, certain of the Current NEOs who had previously met their applicable ownership guidelines have now fallen below their target thresholds. The Governance Committee will continue to monitor compliance with the guidelines.

Anti-Hedging and Pledging Policy

We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company securities by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2020.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

William L. Mansfield (Chair)

Paul Bourgon

Daniel P. Garton

Barbara W. Humpton

Larry O. Spencer

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement any filing under the Securities Act or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Executive Compensation Tables

► Summary Compensation Table

The following table summarizes the total compensation paid to our NEOs for each of the last three fiscal years ended March 31, 2020. There is further information about our NEOs in the 2020 Annual Report on Form 10-K, as amended, enclosed with this Proxy Statement, and we incorporate that information into this Proxy Statement by reference.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Daniel J. Crowley	2020	969,462	—	3,623,385	—	1,018,875	39,268	5,650,990
President and Chief	2019	924,923	—	2,585,189	—	1,044,173	51,024	4,589,269
Executive Officer	2018	900,000	—	4,410,055	—	981,000	67,820	6,342,719
James F. McCabe	2020	550,000	—	875,985	—	522,500	15,135	1,963,620
Senior Vice President	2019	521,808	—	987,772	—	563,200	19,597	2,092,376
and Chief Financial Officer	2018	500,000	—	624,977	—	408,750	8,778	1,542,505
Peter K. A. Wick	2020	428,362	136,290	456,558	—	254,750	966	1,276,925
Executive Vice President,	2019	410,077	136,290	470,687	—	362,097	767	1,379,918
Aerospace Structures
Jennifer H. Allen	2020	414,154	—	441,707	—	296,400	14,970	1,167,231
Senior Vice President
and General Counsel
Daniel J. Ostrosky	2020	380,000	—	302,614	—	216,600	13,347	912,561
Vice President, Supply	2019	380,000	—	433,092	—	233,472	9,204	1,055,768
Chain
Frank Dubey	2020	400,000		339,773	—	316,493	1,053,668	2,109,935
Former Executive
Vice President

(1)	Represents a discretionary retention cash bonus awarded by the Compensation Committee for the applicable fiscal years.
(2)

The “Stock Awards” column reflects, for each fiscal year, the grant date fair value for: (a) all annual RSUs granted to the NEOs under the 2013 Plan in fiscal years 2018 and 2019 and under the 2018 Plan in fiscal year 2020; (b) all annual performance share units, or PSUs, awarded to the NEOs under the 2013 Plan in fiscal years 2018 and 2019 and under the 2018 Plan in fiscal year 2020, represented at target for each fiscal year. These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service-based vesting. The assumptions used in calculating the fair market value are set forth in Note 16, “Stock Compensation Plans” contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, for the fiscal year ended March 31, 2020, as amended. For more information, see the discussion of these awards in the CD&A of this proxy statement. The awards made in fiscal year 2020 were:

Named Executive Officer	Type of Award	No. of Underlying Shares	Value ($)

Daniel J. Crowley	RSUs	65,093	1,365,000
	PSUs (a)	97,639	2,258,385
James F. McCabe	RSUs	15,737	330,005
	PSUs (a)	23,605	545,980
Peter K. A. Wick	RSUs	8,202	171,996
	PSUs (a)	12,303	284,562
Jennifer A. Allen	RSUs	7,935	166,397
	PSUs (a)	11,903	275,310
Daniel J. Ostrosky	RSUs	5,436	113,993
	PSUs (a)	8,155	188,622
Frank Dubey	RSUs	6,104	128,001
	PSUs (a)	9,156	211,773

(a)

Represents number of performance shares or PSUs at target for the awards made in fiscal year 2020. The PSUs will be earned and paid out only at the end of a three-year performance period upon achievement, if any, of the established performance goals. As of the end of fiscal year 2020, the first year in the three-year performance period, the performance shares or PSUs were tracking below threshold, but such performance is not indicative of the actual performance that may be achieved, if any, at the end of the performance period in fiscal year 2022.

(3)	Represents bonuses earned for the fiscal year identified under Triumph’s AIP. For a discussion of the fiscal year 2020 AIP payouts, please see the CD&A above.

(4)

For Mr. Dubey, All Other Compensation includes payments under his severance, including a one times base salary plus annual target bonus, and a prorated fiscal year 2020 cash incentive payment.  Not reflected is the value of the 12-months of COBRA premiums.

All Other Compensation includes (i) Triumph’s match for contributions to the 401(k) plan; (ii) income imputed to the NEO under Triumph’s group term life insurance policy; (iii) for Mr. Crowley, for the fiscal year 2020, personal use of Triumph’s airplane ($4,713) and Tax Prep / Financial Planning ($16,471).  Prior year All Other Compensation information was revised to include Tax Prep / Financial Planning for Mr. Crowley in fiscal year 2018 ($16,156) and fiscal year 2019 ($16,040).

The table below sets forth the Triumph’s match for contributions to the 401(k) plan and the income imputed to the NEO under Triumph’s group term life insurance policy for each NEO for fiscal year 2020:

Named Executive Officer	401(k) plan match	Group Term Life

Daniel J. Crowley	$13,182	$4,902
James F. McCabe	$12,813	$2,322
Peter K. A. Wick	—	$966
Jennifer H. Allen	$12,794	$2,176
Daniel Ostrosky	$12,381	$966
Frank Dubey	$15,369	$1,806

► Grants of Plan-Based Awards

The following table lists, for each of the NEOs, information about plan-based awards granted during fiscal year 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($) (2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stocks or Units (#) (3)	Underlying Options (#)	Option Awards ($) (4)

Daniel J. Crowley	05/20/2019	$536,250	$1,072,500	$2,145,000	—	—	—	—	—
	05/20/2019	—	—	—	48,820	97,639	195,278	—	—	$2,258,385
	05/20/2019	—	—	—	—	—	—	65,093	—	$1,365,000
James F. McCabe	05/20/2019	$275,000	$550,000	$1,100,000	—	—	—	—	—
	05/20/2019	—	—	—	11,803	23,605	—	—	—	$545,980
	05/20/2019	—	—	—	—	—	47,210	15,737	—	$330,005
Peter K. A. Wick	05/20/2019	$161,250	$322,500	$645,000	—	—	—	—	—
	05/20/2019	—	—	—	6,152	12,303	24,606	0	—	$284,562
	05/20/2019	—	—	—	—	—	—	8,202	—	$171,996
Jennifer H. Allen	05/20/2019	$156,000	$312,000	$624,000	—	—	—	—	—
	05/20/2019	—	—	—	5,952	11,903	23,806	—	—	$275,310
	05/20/2019	—	—	—	—	—	—	7,935	—	$166,397
Daniel J. Ostrosky	05/20/2019	$114,000	$228,000	$456,000	—	—	—	—	—
	05/20/2019	—	—	—	4,078	8,155	16,310	—	—	$188,622
	05/20/2019	—	—	—	—	—	—	5,436	—	$113,993
Frank Dubey	05/20/2019	$160,000	$320,000	$640,000	—	—	—	—	—
	05/20/2019	—	—	—	4,578	9,156	18,312	—	—	$211,773
	05/20/2019	—	—	—	—	—	—	6,104	—	$128,001

(1)	See the CD&A above for a discussion of these AIP payouts.
(2)	Represents PSUs.
(3)	Represents RSUs.
(4)

These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The assumptions used in calculating the fair market value are set forth in Note 16, “Stock Compensation Plans” contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K, for the fiscal year ended March 31, 2020.

► Option Exercises and Stock Vested

The following table sets forth information concerning stock vested for each of the NEOs during the fiscal year ended March 31, 2020. No stock options were exercised during fiscal year 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Daniel J. Crowley	64,166	$1,378,491
James F. McCabe	12,374	$257,761
Peter K. A. Wick	5,283	$109,628
Jennifer H. Allen	1,380	$39,192
Daniel J. Ostrosky	8,331	$183,858
Frank Dubey (2)	5,050	$23,685

(1)	Does not include accrued dividends paid to Mr. Crowley ($2,000) upon lapse of forfeiture restrictions on 12,500 shares of restricted stock that vested in January 2020.
(2)	Shares acquired through vesting of RSUs and prorated accelerated vesting at Target for PSUs on April 3, 2020 per the terms of the stock plan and Mr. Dubey’s separation from the Company.

► Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the NEOs at March 31, 2020.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($) (2)

Daniel J. Crowley	150,000	—	$30.86	4/1/2026	150,039	$1,014,264	130,446	$881,815
James F. McCabe	—	—	—	—	29,833	$201,671	30,488	$206,096
Peter K. A. Wick	—	—	—	—	15,038	$101,657	15,321	$103,567
Jennifer H. Allen	—	—	—	—	10,696	$72,305	9,057	$61,225
Daniel J. Ostrosky	—	—	—	—	13,367	$90,361	12,370	$83,618
Frank Dubey	—	—	—	—	—	$—	—	$—

(1)

For Mr. Crowley, represents RSUs granted in fiscal years 2018, 2019 and 2020.  For Mr. McCabe, Mr. Wick, and Mr. Ostrosky, represents RSUs granted in fiscal years 2018, 2019 and 2020.  For Ms. Allen represents RSUs granted in fiscal years 2018 and 2019.

(2)	Based on the closing price of the Company’s common stock on March 31, 2020 of $6.76 per share.
(3)

For Mr. Crowley, Mr. McCabe, Mr. Wick, and Mr. Ostrosky, represents PSUs granted in fiscal years 2018, 2019 and 2020.  For Ms. Allen, represents PSUs granted in fiscal years 2019 and 2020. The PSUs are subject to three-year performance period and are valued at threshold.

Nonqualified Deferred Compensation

We offer all our executives the opportunity to defer all or any part of their bonus for any year. During the deferral period, the deferred amounts are credited interest at the 10-year U.S. Treasury rate plus 2%. The amount is payable following at the executive’s termination of employment, in one to five-year annual increments, at the executive’s election, except that, if the executive dies, the aggregate balance deferred at the time of his or her death is payable to his or her beneficiaries. None of the NEOs participated in the deferral opportunity in fiscal year 2020.

Employment Agreements

The Company has entered into an employment letter with each of Mr. McCabe, Mr. Wick, Ms. Allen, and Mr. Ostrosky. Mr. Crowley had an employment agreement with the Company that has expired, however, its material provisions were consistent with the plans and policies currently in effect at the Company.

Mr. Crowley’s Employment Agreement. Effective April 1, 2016, the Company entered into an employment agreement with Daniel J. Crowley, the Company’s President & Chief Executive Officer. The employment agreement had a four-year term and memorialized the terms and conditions agreed upon between Mr. Crowley and the Company in connection with Mr. Crowley’s hire. The agreement has now expired; however, its material provisions were consistent with, and now covered by, the plans and policies currently in effect at the Company. Mr. Crowley’s base salary, target bonus and long-term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

Mr. McCabe’s Employment Letter. In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. McCabe entered into an employment letter with the Company dated July 26, 2016. Mr. McCabe is eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity equal to 100% of base salary and a maximum bonus opportunity equal to 200% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee based on the achievement of pre-established performance goals relating to corporate and individual performance. Subject to the approval of the Compensation Committee, Mr. McCabe will also be eligible for annual performance based long-term incentive awards of 100% of base salary, comprised as follows: 30% of the value in RSUs and 70% of the value in PSUs that are eligible to be earned based on the Company’s performance against certain targets established by the Compensation Committee. Mr. McCabe is also eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Mr. McCabe’s base salary, target bonus and long-term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment letter also contains various restrictive covenants applicable to Mr. McCabe, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. McCabe’s employment for any reason.

Mr. Wick’s Employment Letter. In connection with his appointment as Executive Vice President, Triumph Aerospace Structures, Mr. Wick entered into an employment letter with the Company dated January 20, 2018. The employment letter provides for an annual base salary of $375,000, subject to deductions for taxes and other withholdings as required by law or the policies of the Company. Mr. Wick was eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus opportunity for fiscal year 2018 equal to 75% of base salary and a maximum bonus opportunity equal to 150% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee based on plan design and personal achievement of pre-established performance goals. Mr. Wick was eligible for annual PSUs for fiscal year 2020 with a target value of 75% of base salary.

The PSU’s will cliff vest at the end of the three-year performance period, which runs through fiscal year 2021. The value of PSUs can reach 200% of original grant value if maximum performance. Actual long-term incentive award grants may be more or less than target. Target long-term incentive annual grant values and the relative mix of RSUs and PSUs in future years will also be subject to formal approval by the Compensation Committee and will be based on a variety of factors, including without limitation, market data, individual performance, and scope of job responsibilities. Mr. Wick is also eligible to participate in the Company’s employee benefit plans that are generally applicable to the Company’s senior executives. Mr. Wick’s base salary, target bonus and long-term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment letter also contains various restrictive covenants applicable to Mr. Wick, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Wick’s employment for any reason.

Ms. Allen’s Employment Letter. In connection with her appointment as Senior Vice President and General Counsel, Ms. Allen entered into an employment letter with the Company dated August 14, 2018. Pursuant to the employment letter, Ms. Allen was provided with a one-time signing bonus of $80,000. Ms. Allen also received an award to offset loss of awarded but unvested equity at her former employer of $200,000 comprised as follows: (a) 40% of the value in restricted stock units (RSUs) vesting ratably over three years and (b) 60% of the value in PSU's with ultimate value depending on TGI's performance against each of the relative and absolute TSR performance targets, as well as a relocation package.

Ms. Allen is eligible to participate in the Company’s annual short-term incentive bonus program, with a target bonus of 60% of base salary, with the opportunity to earn a maximum of 120%. The actual amount of Ms. Allen’s annual bonus each year will be determined by the Compensation Committee based on the achievement of pre-established performance goals relating to corporate and individual performance. Ms. Allen is eligible for annual long-term incentive program at a level commensurate with his position, but with an equity grant value on the date of grant equal to not less than 75% of base salary, with the opportunity to earn a maximum of 150%. The actual long-term incentive award and performance metrics each year will be determined by the Compensation Committee. Ms. Allen is also eligible to participate in the Company’s employee benefit plans generally applicable to the Company’s senior corporate executive officers. Ms. Allen’s base salary, target bonus and long-term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

The employment letter also contains various restrictive covenants applicable to Ms. Allen, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Ms. Allen’s employment for any reason.

Mr. Ostrosky’s Employment Letter. In connection with his appointment as Vice President, Supply Chain, Mr. Ostrosky entered into an employment letter with the Company dated March 25, 2015 with an addendum dated April 10, 2015. Pursuant to the employment letter, Mr. Ostrosky received a signing bonus of $100,000 and a grant of 6,000 shares of service-based restricted stock that has since vested. Mr. Ostrosky also received a relocation reimbursement.

Mr. Ostrosky is eligible to participate in the Company’s bonus opportunity, with a target bonus of 60% of base salary and the opportunity to earn a maximum Mr. Ostrosky is eligible for a target long-term annual award of 60% of base salary with the opportunity to earn 120%. Mr. Ostrosky is also eligible to participate in the Company’s employee benefits program, including participation in the medical, dental, life and accident insurance programs. Mr. Ostrosky’s base salary, target bonus and long-term term incentive target for fiscal year 2020, as approved by the Compensation Committee, are described in the CD&A section of this Proxy Statement.

Each of the employment arrangements with the NEOs described above contain severance-related benefits that have been superseded by the Severance Plans described below.

Potential Payments upon Termination of Employment or Change of Control

The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO’s employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2020, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from Triumph.

Severance Plans

On February 19, 2019, the Compensation Committee approved (i) the Triumph Group, Inc. Executive Change in Control Severance Plan (the “CIC Severance Plan”), which is applicable in the event of a termination of employment without “cause” or for “good reason” that occurs within the period beginning six (6) months prior to and ending twenty-four (24) months after a “change in control” (each term as defined in the CIC Severance Plan), and (ii) the Triumph Group, Inc. General Severance Plan (the “General Severance Plan,” and together with the CIC Severance Plan, the “Severance Plans”), which is applicable in the event a termination of employment without “cause” or for “good reason” (each term as defined in the General Severance Plan) is unrelated to a change in control. The disclosures in this section of the Proxy Statement related to termination of employment without cause or for good reason, with or without the occurrence of a change in control event, reflect payments that would be made under the Severance Plans if the termination event occurred on March 31, 2020.

The initial term of each of the Severance Plans is three years, with automatic one-year extensions thereafter unless terminated at least six months prior to expiration of the then current term. For the CIC Severance Plan, the Company may not provide notice of termination of the CIC Severance Plan if the Company is a party to an agreement that, if consummated, would result in a change in control, as defined in the CIC Severance Plan.

CIC Severance Plan

The CIC Severance Plan is intended to encourage key management to remain with the Company, and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives can focus on a fair and impartial review of the acquisition proposal and the maximization of stockholder value despite the risk of losing their employment.

For the NEOs, the change in control severance benefits include the following:

•

a lump sum payment of up to 1.5 times (3.0 times for the CEO) the sum of the executive’s annual base salary as of the date of termination plus the officer’s highest annual bonus, defined as the greater of (1) the average annual bonus in over the three most recent fiscal years and (2) the current target bonus opportunity for the year in which the termination occurs;

•

a lump sum payment of the executive’s annual target bonus opportunity for the year in which the termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the termination date, less any amount actually paid for that fiscal year;

•

a lump sum payment of the total amount that would have been paid through the applicable severance period (36 months for the CEO and 18 months for the other NEOs) that the executive would have received under any qualified plan as a company match if the executive had participated in such plan;

•	vesting of all unvested equity awards or equity awards subject to forfeiture restrictions, with performance-based awards vesting based on target performance,
•	an amount equal to the executive’s cost to participate in COBRA medical and dental continuation coverage for 18 months (36 months for the CEO); and
•	a reimbursement of up to $20,000 ($50,000 for the CEO) for outplacement services.

The change in control benefits do not include any excise tax gross up payments. In addition, the change in control benefits have a “double trigger” such that the payment of a severance benefit may only be made if there is a change in control and the officer’s employment with the Company is terminated by the Company without cause or by the officer for good reason in the six months prior to a change in control or in the 24 months immediately following a change in control of the Company, each as defined in the CIC Severance Plan.

General Severance Plan

The General Severance Plan is intended to promote stability and provide consistent and fair treatment to our departing executives in circumstances where their does not constitute cause for employment termination.

For the NEOs, the general severance benefits include the following:

•

payments, in installments, of up to 1.0 times (2.0 times for the CEO) the sum of the officer’s annual base salary as of the date of termination plus the officer’s target bonus opportunity in the fiscal year in which a Qualifying Termination occurs;

•

a lump sum payment of the executive’s annual target bonus opportunity for the year in which the termination occurs, pro-rated for the portion of the fiscal year elapsing prior to the termination date, less any amount actually paid for that fiscal year;

•

vesting of all unvested equity awards or equity awards subject to forfeiture restrictions to the extent such awards were scheduled to vest in the 12 months immediately following the date of termination (18 months for the CEO), with performance-based awards vesting pro rata at target;

•	an amount equal to the executive’s cost to participate in COBRA medical and dental continuation coverage for 12 months (18 months for the CEO); and
•	outplacement services through an outplacement services provider contracted with the Company for 12 months (18 months for the CEO).

Each NEO would be required to execute a general release of employment claims in order to receive benefits under the Severance Plans. The timing of payments Severance Plans would be made in accordance with all applicable law. Each NEO would be required to comply with any non-competition, non-solicitation, assignment of inventions and confidentiality provisions set forth in existing agreements or in the award notice provided to an executive eligible to receive benefits under the Severance Plans.

A NEO who receives general severance benefits shall not be entitled to receive severance benefits under any other plan or agreement of the any of its subsidiaries or affiliates (excluding the CIC Severance Plan). If a named executive officer becomes entitled to severance benefits under the General Severance Plan while receiving severance benefits under any other plan or agreement of the Company or any of its subsidiaries or affiliates, then the severance benefits under such other plan or agreement will cease and the severance benefits due to the NEO under the General Severance Plan will be reduced by such other severance benefits previously paid to the executive. If a NEO becomes entitled to severance benefits under the CIC Severance Plan while receiving severance benefits under any other plan or agreement of the Company or any of its subsidiaries or affiliates, including the General Severance Plan, then the severance benefits under such other plan or agreement will cease and the severance benefits due to the NEO under the CIC Severance Plan will be reduced by such other severance benefits previously paid to the executive.

Termination of Employment upon Death or Disability

The Company’s equity incentive plans, the 2013 Cash and Equity Incentive Plan, as amended (the “2013 Plan”) and the 2018 Equity Incentive Plan, as amended (the “2018 Plan” and, with the 2013 Plan, the “Equity Plans”) provide for the following consequences for outstanding equity awards in the event of termination of employment as a result of death or  disability of a NEO or termination of employment as a result of a voluntary severance incentive program, divestiture or work force restructuring program. Under each of the Equity Plans, the Compensation Committee has the authority to alter the following impact in individual award agreements but has not done so with respect to any outstanding awards to the NEOs. The provisions of the Equity Plans with respect to treatment of outstanding equity awards upon a termination of employment without cause or for good reason, with or without a change in control, have been superseded by the more specific benefits set forth in the Severance Plans and described above.

The 2013 Plan

Termination Event	Stock Options	Service-based Stock Awards and RSUs	Performance-based Stock Awards and PSUs

Death	Outstanding exercisable options are exercisable for the stated term of the options	Outstanding awards are forfeited	Outstanding awards are forfeited

Disability or Retirement	Outstanding exercisable options are exercisable for the stated term of the options	Awards continue to vest until the end of the restricted period	Awards continue to vest until the end of the performance period

Voluntary Severance Incentive Program	All outstanding options fully vest and will be exercisable for the stated term of the options	All outstanding stock awards and RSUs accelerate and all forfeiture provisions lapse	All outstanding stock awards and PSUs accelerate and vest as determined by the Compensation Committee

Divestiture or Workforce Restructuring	The Compensation Committee may, in its discretion, vest some or all outstanding options, and such options will be exercisable for the stated term of the options	The Compensation Committee may, in its discretion, accelerate the vesting of all or a portion of any outstanding stock award or RSU and provide that all forfeiture provisions lapse	All outstanding stock awards and PSUs accelerate and vest as determined by the Compensation Committee

The 2018 Plan

Termination Event	Stock Options	Service-based Stock Awards and RSUs	Performance-based Stock Awards and PSUs

Death	Outstanding exercisable options are exercisable for one year after death	Outstanding awards are forfeited	Outstanding awards are forfeited

Disability	Outstanding exercisable options are exercisable for one year after termination of employment	Awards that would have vested in one year accelerate and vest on termination of employment	Awards with end of performance period within one year of termination of employment will continue to be subject to performance goals and be issued, if earned, at the end of the performance period

Voluntary Severance Incentive Program	With respect to no more than 5% of the shares available for awards under the Plan, awards will vest, and all outstanding options will be exercisable until the options expire	All outstanding stock awards and RSUs accelerate and all forfeiture provisions lapse	All outstanding stock awards and PSUs are forfeited

Divestiture or Workforce Restructuring *

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the Plan, vest some or all outstanding options, and such options will be exercisable until the options expire

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the Plan, accelerate the vesting of all or a portion of any outstanding stock award or RSU and provide that all forfeiture provisions lapse

All outstanding stock awards and PSUs are forfeited

*	All acceleration events are subject to the award’s compliance with the minimum vesting period of one year.

As described above, certain NEOs are entitled to severance and/or change in control benefits upon termination of employment without cause or for good reason. The table below sets forth the compensation that would become payable if such termination was effective March 31, 2020. None of the NEOs would have received any excise tax gross-up benefits if a change in control had occurred on March 31, 2020. The calculation of equity awards is based on the closing stock price of the Company’s common stock on March 31, 2020 of $6.76 per share. In addition to the below amounts, each NEO would be entitled to receive any accrued salary and a portion of the target annual incentive compensation for the year in which a termination occurred, prorated to the date of termination.

Executive	Termination Scenario	Cash Severance	Stock Options	Restricted Stock/ Units	Performance Stock/Units	Other Benefits	Total

Daniel J. Crowley	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$599,952	$267,473	$—	$867,425
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$746,788	$—	$—	$746,788
	Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$4,095,000	$—	$689,270	$772,536	$71,515	$5,628,321
	Without Cause by Company or for Good Reason by Executive upon Change in Control	$6,142,500	$—	$1,014,261	$1,471,821	$160,129	$8,788,711
James F. McCabe	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$91,598	$—	$—	$91,598
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$201,664	$—	$—	$201,664
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$1,100,000	$—	$91,598	$170,625	$45,290	$1,407,513
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$1,650,000	$—	$201,664	$335,722	$85,760	$2,273,146
Peter K. A. Wick	Death	$140,420	$—	$—	$—	$—	$140,420
	Disability	$140,420	$—	$46,029	$—	$—	$186,449
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$140,420	$—	$101,646	$—	$—	$242,066
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$892,920	$—	$46,029	$83,682	$33,858	$1,056,489
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$1,128,750	$—	$101,646	$167,107	$68,611	$1,466,114
Jennifer H. Allen	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$27,211	$—	$—	$27,211
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$72,303	$—	$—	$72,303
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$728,000	$—	$27,211	$54,812	$41,161	$851,184
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$1,092,000	$—	$72,303	$122,451	$79,566	$1,366,320
Daniel Ostrosky	Death	$—	$—	$—	$—	$—	$—
	Disability	$—	$—	$48,692	$—	$—	$48,692
	Voluntary Severance Program, Workforce Restructuring, or Divestiture	$—	$—	$90,352	$—	$—	$90,352
	Termination Without Cause by Company or for Good Reason by Executive (Absent a Change in Control)	$608,000	$—	$48,692	$69,869	$38,874	$765,435
	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control	$912,000	$—	$90,352	$132,368	$76,136	$1,210,856

CEO Pay Ratio

The following information about the relationship between the annual compensation of our employees (other than our CEO) and the compensation of Mr. Crowley, our President and CEO, is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Securities Exchange Act of 1934.

In fiscal year 2020, the estimated median of the annual total compensation of our employees, excluding Mr. Crowley, was $51,348. Mr. Crowley’s total compensation for fiscal year 2020, as reported in the Summary Compensation Table of this Proxy Statement was $5,650,990. The resulting estimated ratio of the annual total compensation of Mr. Crowley to the median of the annual total compensation of all employees was 110 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

As of January 1, 2019, our total population consisted of 12,288 employees. To identify the median compensated employee, we used a Consistently Applied C Measure (“CACM”) defined as the median of 2018 Federal Wages and 401(k) match, annualized for employees not with the Company for the full year. We also excluded France under the 5% de minimis exemption rule, which accounted for 100 employees, or <1% of the total population.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity have been authorized for issuance as of March 31, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	1,384,285	30.86	1,564,791

Equity compensation plans not approved by security holders	0	0	0

Total	1,384,285		1,564,791

(1)

Column (a) includes stock options, outstanding time-based RSUs, performance shares and PSUs (at target) made under the 2016 Directors’ Plan, the 2013 Equity and Cash Incentive Plan, the 2018 Equity Incentive Plan and deferred stock units (“DSUs”) issued to non-employee directors under the Amended and Restated Directors’ Stock Incentive Plan, which expired in fiscal year 2017. Column (b) provides the weighted-average exercise price for outstanding stock options. The weighted-average grant date fair value of the outstanding RSUs and DSUs is $25.21.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

As of May 18, 2020, the directors, nominees for director, named executive officers, all directors and executive officers as a group, and owners of more than 5% common stock in the table below, were known to us to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock as shown in the table below.

A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from May 18, 2020 upon the exercise of options, warrants or other rights. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or other rights that are held by that person (but not those held by any other person) and that are exercisable within 60 days from May 18, 2020 have been exercised.

Unless otherwise indicated, the address of each person identified is c/o 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312.

Unless otherwise noted, we believe that all persons named in the table have sole voting and dispositive power with respect to all shares of common stock beneficially owned by them.

The percent of total shares outstanding is based upon 51,898,357 outstanding shares of common stock as of May 18, 2020.

Name	Number	Percent of Total Shares Outstanding

Daniel J. Crowley(1)	552,719	1.06%
James F. McCabe(2)	25,671	*
Peter K. A. Wick(3)	11,868	*
Jennifer H. Allen(4)	3,646	*
Daniel J. Ostrosky(5)	19,636	*
Frank Dubey(6)	3,466	*
Paul Bourgon(7)	24,222	*
Ralph E. Eberhart(7)	22,822	*
Daniel P. Garton(7)	16,204	*
Richard A. Goglia(7)	7,200	*
Barbara W. Humpton(7)	4,286	*
William L. Mansfield(7)	22,822	*
Adam J. Palmer(7)	47,822	*
Colleen C. Repplier(7)	6,117	*
Larry O. Spencer(7)	16,437	*
BlackRock, Inc.(8)	8,178,090	15.76%
T. Rowe Price Associates, Inc.(9)	6,555,841	12.63%
The Vanguard Group(10)	5,848,583	11.27%
EARNEST Partners, LLC(11)	3,700,403	7.13%
State Street Corporation(12)	2,664,290	5.13%
All executive officers and directors as a group (15 persons)	784,938	1.51%

*	Less than one percent.

(1)

Consists of 353,536 shares held directly by Mr. Crowley, of which 39,567 shares of restricted stock are subject to forfeiture restrictions, and currently exercisable options to purchase 150,000 shares of common stock and 49,183 shares underlying RSUs that vest in 60 days. Excludes the following:

Award	Grant Date
39,567 performance restricted shares (at target)	April 1, 2016
43,167 PSUs (at target)	June 9, 2017
17,893 RSUs	May 30, 2018
80,519 PSUs (at target)	May 30, 2018
43,396 RSUs	May 20, 2019
97,639 PSUs (at target)	May 20, 2019

(2)	Consists of 12,122 shares held directly by Mr. McCabe, and RSUs to acquire 13,549 shares within 60 days. Excludes the following:

Award	Grant Date
11,312 PSUs (at target)	June 9, 2017
5,792 RSU	May 30, 2018
26,058 PSUs (at target)	May 30, 2018
10,492 RSU	May 20, 2019
23,605 PSUs (at target)	May 20, 2019

(3)	Consists of 5,456 shares held directly by Mr. Wick, and RSUs to acquire 6,412 shares within 60 days. Excludes the following:

Award	Grant Date
4,140 PSUs (at target)	June 9, 2017
1,781 PSUs (at target)	July 20, 2017
396 RSUs	July 20, 2017
12,417 PSUs (at target)	May 30, 2018
2,762 RSUs	May 30, 2018
12,303 PSUs (at target)	May 20, 2019
5,468 RSUs	May 20, 2019
(4)	Consists of 1,001 shares held directly by Ms. Allen, and RSUs to acquire 2,645 shares within 60 days. Excludes the following:

Award	Grant Date
2,761 RSUs	November 14, 2018
6,211 PSUs (at target)	November 14, 2018
5,290 RSUs	May 20, 2019
11,903 PSUs (at target)	May 20, 2019

(5)	Consists of 14,140 shares held directly by Mr. Ostrosky, and RSUs to acquire 5,496 shares within 60 days. Excludes the following:

Award	Grant Date
5,158 PSUs (at target)	June 9, 2017
1,707 RSUs	November 15, 2017
11,426 PSUs (at target)	May 30, 2018
2,540 RSUs	May 30, 2018
8,155 PSUs (at target)	May 20, 2019
3.624 RSUs	May 20, 2019

(6)	Consists of 3,466 shares issued prior to May 18, 2020. The Company has no information as to whether Mr. Dubey still holds these shares.
(7)

The beneficial ownership disclosed includes 6,428 RSUs granted on July 18, 2019 to each of Messrs. Bourgon, Garton, Mansfield, Palmer, Gen. Eberhart and Gen. Spencer. Upon joining the Company’s Board of Directors, Ms. Repplier was granted 6,117 RSUs on August 19, 2019, Ms. Humpton was granted 4,286 RSUs on September 30, 2019 and Richard A. Goglia was granted 7,200 RSUs on April 22, 2020 under the 2016 Directors’ Plan.

The beneficial ownership disclosed does not include any deferred stock units (“DSUs”) issued to the non‑employee directors under non‑employee director compensation plans. As of May 18, 2020, an aggregate of 34,600 DSUs have been issued and are held by the current non‑employee directors as follows:

Name	Number of DSUs

Mr. Bourgon	13,275
Gen. Eberhart	10,075
Mr. Garton	—
Mr. Goglia	—
Ms. Humpton	—
Mr. Mansfield	8,125
Mr. Palmer	3,125
Ms. Repplier	—
Gen. Spencer	—

(8)

Information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2020. The Schedule 13G/A reports that on December 31, 2019, BlackRock, Inc. had sole voting power over 8,048,574 shares, shared voting power over 0 shares, sole dispositive power over 8,178,090 shares and shared dispositive power over 0 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)

Information is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. with the SEC on February 14, 2020. The Schedule 13G/A reports that on December 31, 2019, T. Rowe Price Associates, Inc. had sole voting power over 1,989,441 shares, shared voting power over 0 shares, sole dispositive power over 6,555,841 shares and shared dispositive power over 0 shares.  T. Rowe Price Small-Cap Value Fund, Inc. had sole voting power over 4,530,600 shares, shared voting power over 0 shares, sole dispositive power over 0 shares and shared dispositive power over 0 shares. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(10)

Information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020. The Schedule 13G/A reports that on December 31, 2019, The Vanguard Group had sole voting power over 62,355 shares, shared voting power over 12,200 shares, sole dispositive power over 5,780,559 shares and shared dispositive power over 68,024 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(11)

Information is based on a Schedule 13G filed by EARNEST Partners, LLC with the SEC on February 7, 2020. The Schedule 13G reports that on December 31, 2019, EARNEST Partners, LLC had sole voting power over 2,299,810 shares, shared voting power over 0 shares, sole dispositive power over 3,700,403 shares and shared dispositive power over 0 shares. The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309.

(12)

Information is based on a Schedule 13G filed by State Street Corporation with the SEC on February 13, 2020. The Schedule 13G reports that on December 31, 2019, State Street Corporation had sole voting power over 0 shares, shared voting power over 2,457,778 shares, sole dispositive power over 0 shares and shared dispositive power over 2,664,290 shares. The address of State Street Corporation is One Lincoln Street, Boston, MA 02111.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2020, and into the beginning of the fiscal year ending March 31, 2021, our directors, officers and greater than 10% holders complied with all filing requirements under Section 16 (a) of the Exchange Act, except one late Form 3 and Form 4 were filed for Barbara W. Humpton on October 3, 2019 and one late Form 4 filed for Richard A. Goglia on April 27, 2020.

STOCKHOLDER PROPOSALS – 2021 ANNUAL MEETING OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2021 must be received no earlier than January 3, 2021 and no later than February 2, 2021 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal at the 2021 annual meeting of stockholders that is not included in our proxy statement for that meeting, such stockholder must submit that proposal to the Secretary of Triumph no earlier than March 18, 2021 and no later than April 17, 2021. If the stockholder fails to do so, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

Certain stockholders who share the same address may receive only one copy of the Notice, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (the “Annual Report”) in accordance with a notice delivered earlier this year from such stockholders’ bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

ANNUAL REPORT ON FORM 10-K

We will promptly provide without charge to each person solicited by this Proxy Statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors,

Jennifer H. Allen

June 2, 2020

APPENDIX A

TRIUMPH GROUP, INC.

AMENDED AND RESTATED

2018 EQUITY INCENTIVE PLAN

(Effective _____ ___, 2020)

A-1

TRIUMPH GROUP, INC.
AMENDED AND RESTATED

2018 EQUITY INCENTIVE PLAN

1.Purpose of the Plan.

The purpose of the Plan is to encourage ownership in the Company by officers and other key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

2.Definitions.

As used herein, the following definitions shall apply:

(a)“Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee.

(b)“Automatic Exercise Date” shall mean, with respect to an Option, the last business day of the applicable term that was established by the Committee for such Option (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option if the Option initially had a ten-year term); provided that with respect to an Option that has been amended pursuant to this Plan so as to alter the term, “Automatic Exercise Date” shall mean the last business day of the term that was established by the Committee for such Option as amended.

(c)“Award” means a Stock Award, RSU, PSU or Option granted in accordance with the terms of the Plan.

(d)“Award Agreement” means a Stock Award Agreement, an RSU Award Agreement, a PSU Award Agreement or an Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Committee, evidencing the terms and conditions of an individual Award.  Each Award Agreement is subject to the terms and conditions of the Plan.

(e)“Awardee” means an Employee of the Company or any Subsidiary or Affiliate who has been granted an Award under the Plan.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” has the meaning set forth in the Awardee’s employment or similar agreement with the Employer or any severance or similar agreement or plan, or, if no such agreement or plan is in effect, means (i) the willful and continued failure by the Awardee (other than any such failure resulting from the Awardee’s incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of the Awardee’s position with the Employer; (ii) the conviction of the Awardee by a court of competent jurisdiction or a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude; or (iii) the willful engaging by the Awardee in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.  No act, or failure to act, on the Awardee’s part shall be deemed “willful” unless committed or omitted by the Awardee in bad faith and without reasonable belief that the Awardee’s act or failure to act was in, or not opposed to, the best interest of the Company.  It is also expressly understood that the Awardee’s attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause so long as the Board has approved the Awardee’s engagement in such activities.

(h)“Change in Control” means any of the following:

(i)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or Affiliate or (iv) any acquisition pursuant to a transaction that complies with (iii)(A), (iii)(B) and (iii)(C) of this definition;

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(ii)Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs in connection with or as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(iv)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(j)“Committee” means the Compensation and Management Development Committee of the Board.

(k)“Common Stock” means the common stock of the Company.  The term “Company” shall include a corporation succeeding to the business of Triumph Group, Inc. by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

(l)“Company” means Triumph Group, Inc., a Delaware corporation, or its successor.

(m)“Disability” means that the Awardee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6)  months; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 8 of the Plan, the term Disability shall have the meaning ascribed to it under Code Section 22(e)(3).  Whether an individual has a Disability shall be confirmed by the Committee.  Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 8, the Committee may rely on any determination that an Awardee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary or Affiliate in which an Awardee participates.

(n)“Employee” means a regular, active employee of the Company or any Subsidiary or Affiliate.

(o)“Employer” means the Company or any Subsidiary or Affiliate, as applicable.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q)“Fair Market Value” means, with respect to a Share, unless the Committee determines otherwise, the closing price of a Share in New York Stock Exchange Composite Transaction on the relevant date, or if no sale shall have made on such exchange on that date, the closing price of a Share in New York Stock Exchange Composite Transaction on the last preceding day on which there was a sale.

(r)“Grant Date” means the date as of which an Award is granted.

(s)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

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(t)“Nonstatutory Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

(u)“Option” means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”).  Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(v)“Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(w)“Performance Goals” means financial or operating, stock performance-related or individually-based goals established for an Award by the Committee, or, pursuant to delegated authority, by a delegate.

(x)“Performance Period” means the period established by the Committee for an Award for which Performance Goals are established.

(y)“Plan” means this Triumph Group, Inc. Amended and Restated 2018 Equity Incentive Plan, as amended from time to time.

(z)“PSUs” or “Performance Share Units” means RSUs awarded under Section 10 of the Plan with Performance Goals and a Performance Period determined for such Award, and with such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “PSU Award Agreement”).

(aa)“Repriced” means (i) any transaction performed with the intent or effect of (A) reducing the exercise price of any outstanding Option, (B) cancelling or exchanging outstanding Options in exchange for cash, other Awards or replacement Options, including through a tender offer process, with exercise prices that are less than the exercise price of the cancelled or exchanged Options, or (C) any similar share exchange transaction involving outstanding Awards; or (ii) any transaction defined as repricing under the New York Stock Exchange rules for listed companies.

(bb)[Reserved]

(cc)“RSU” means a restricted stock unit as set forth in Section 10 of the Plan.

(dd)“RSU Award” means an Award of RSUs in accordance with Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “RSU Award Agreement”).

(ee)“Share” means a share of Common Stock, as adjusted, if applicable, in accordance with Section 15 of the Plan.

(ff)“Stock Award” means an award or issuance of Shares made under Section 9 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(gg)“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(hh)“Termination of Employment” means, with respect to any Employee, the Employee’s ceasing to be an Employee; provided, however, that for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or one of its Subsidiaries; and provided further that for any Award subject to Section 409A, Termination of Employment means a separation from service within the meaning of Section 409A.  The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

3.Shares Subject to the Plan.

(a)Aggregate Limits.  Subject to Section 15(a), the aggregate number of Shares subject to Awards granted under the Plan is 3,520,000 Shares.  Any Shares subject to Awards that are cancelled, expire or are forfeited, or are the subject of Awards settled in cash without the issuance of any Shares, shall be available for re-grant under the Plan.  Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (i) Shares tendered or withheld in payment of the Option exercise price, or (ii) Shares delivered to or withheld by the Company to satisfy any tax withholding obligation authorized by the Committee.  Shares issued in payment of any Award may either be authorized and unissued Shares or treasury Shares. Any cash tendered to pay any exercise price  or to meet tax withholding obligations will not be used by the Company to purchase additional Shares on the open market for use under this Plan.

4

(b)Code Sections 422 and 409A.  Subject to Section 15(a), the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 3,520,000 Shares.  Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 15(a) only to the extent that such adjustment will not affect the ability to grant or constitute a “modification” in the case of Incentive Stock Options as defined in Code Section 424, or in the case of Nonstatutory Stock Options, constitute a “modification” within the meaning of Code Section 409A.

(c)Award Vesting Limitations.  Notwithstanding anything to the contrary in this Plan, but subject to Section 15 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the applicable date of grant; provided, however, that notwithstanding the foregoing, Awards that result in the issuance of up to five percent (5%) of the Shares of Common Stock available pursuant to Section 3(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

4.Administration of the Plan.

(a)Procedure.

(i)Administrator.  The Plan shall be administered by the Committee.

(ii)Delegation of Authority for the Day-to-Day Administration of the Plan.  Except to the extent prohibited by applicable law (including applicable stock exchange rules), the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan. Such delegation may be revoked at any time.

(b)Powers of the Committee.  Subject to the other provisions of the Plan, the Committee shall have the authority, in its discretion:

(i)to select the Employees to whom Awards are to be granted hereunder;

(ii)to determine the number of Shares to be covered by each Award granted hereunder;

(iii)to determine the type of Award to be granted to the selected Employees;

(iv)to approve forms of Award Agreements for use under the Plan;

(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(vi)to correct administrative errors;

(vii)to construe and interpret the terms of the Plan and Awards granted under the Plan;

(viii)to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of applicable laws and procedures;

(ix)to prescribe, amend and rescind rules and regulations relating to the Plan;

(x)to modify or amend each Award, including, but not limited to, the acceleration of vesting or exercisability; provided, however, that any such amendment is subject to Section 15 and may not impair any outstanding Award unless agreed to in writing by the Participant;

(xi)to allow Participants to satisfy withholding tax amounts by electing (in such form and under such conditions as the Committee may provide) to have the Company withhold from the Shares to be issued upon exercise of a Nonstatutory Stock Option or vesting or lapse of forfeiture of a Stock Award or RSU Award, that number of Shares having a Fair Market Value equal to the maximum that can be withheld in the applicable jurisdiction;

(xii)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

(xiii)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation:  (A) restrictions under an insider trading policy; and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

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(xiv)to determine the duration and purpose of leaves of absences which may be granted to an Awardee without constituting a Termination of Employment for purposes of the Plan, subject to the applicable requirements of Code Section 409A; and

(xv)to determine, in its discretion, whether to settle Awards in cash, in Shares, or in some combination; and

(xvi)to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)Effect of Committee’s Decision.  All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants.  The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.Eligibility.

Awards may be granted only to Employees.

6.Term of Plan.

The Plan became effective upon its approval by the Board on [_____], 2020, subject to approval of the Plan by the stockholders of the Company at the 2020 Annual Meeting of stockholders to be held on [_____], 2020.  The Plan shall continue in effect for a term of ten (10) years from the effective date of the Plan, unless an amendment to extend the term is approved by stockholders of the Company under Section 16.

7.Term of Awards.

The term of each Award shall be determined by the Committee and stated in the Award Agreement. In the case of an Option, the term shall be no longer than ten (10) years from the Grant Date; provided, however, that if an Awardee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Awardee, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) no more than five years from the date of grant.

8.Options.

(a)General.  Each Option shall be evidenced by an Option Agreement, the terms and conditions of which are consistent with the following:

(i)Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the Grant Date.  If an Awardee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Awardee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

(ii)No Option Repricings.  Other than in connection with a change in the Company’s capitalization (as described in Section 15(a)), the exercise price of an Option may not be Repriced without stockholder approval.

(iii)Vesting Period, Performance Goals and Exercise Dates.  Options granted under the Plan shall vest and be exercisable at such time, subject to achievement of designated Performance Goals and/or in such installments during the period prior to the expiration of the Option’s term as determined by the Committee and set forth in the Option Agreement.  The minimum vesting schedule for Options shall be one year from the date of grant.

(iv)Form of Consideration.  The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(1)cash;

(2)check or wire transfer (denominated in U.S. Dollars);

6

(3)subject to any conditions or limitations established by the Committee, Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised and/or applicable withholding taxes arising as a result of such exercise in accordance with Section 14;

(4)consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee;

(5)such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable law; or

(6)any combination of the foregoing methods of payment.

(b)Option Limitations/Terms.

(i)Eligibility for Incentive Stock Options.  Only employees (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(ii)$100,000 Limitation for Incentive Stock Options.  Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section 8(b), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)Effect of Termination of Employment on Options.

(i)General.  Upon an Awardee’s Termination of Employment other than as a result of circumstances described in Section 13, any outstanding vested Option granted to such Awardee, to the extent not theretofore exercised, shall terminate ninety (90) days after the date of the Awardee’s Termination of Employment.  Subject to Section 15(c), any unvested Options terminate upon an Awardee’s Termination of Employment.

(ii)Specific Termination Events.  The impact of specific termination events set forth in Section 13 shall apply to Options.

(d)Exercise of an Option.

(i)Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Option Agreement.

(ii)An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

(iii)Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option.

(iv)An Option may not be exercised for a fraction of a Share.

(e)Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise determined by the Committee (in an Award Agreement or otherwise) or as otherwise directed in writing to the Company by a Participant holding an Option, each Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. Payment of the exercise price of any such Option and related tax obligations shall be “net settled” to the maximum extent permitted by applicable law.  Unless otherwise determined by the Committee, this Section 8(e) shall not apply to an Option if the Participant incurs a Termination of Employment on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 8(e).

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9.Stock Awards.

Each Stock Award shall be evidenced by a Stock Award Agreement, the terms and conditions of which are consistent with the following:

(a)Restrictions and Performance Goals.  Stock Awards shall be earned, and forfeiture restrictions shall lapse, at such time, in such installments, and/or subject to such Performance Goal(s) as established under Section 11 and with such Performance Period as determined by the Committee or, if applicable, a delegate of the Committee.  The minimum restricted period or Performance Period for a Stock Award shall be one year from the date of grant.

(b)Forfeiture.  Upon the Awardee’s Termination of Employment (other than as provided below in Section 13), the Shares subject to a Stock Award that have not been earned or vested pursuant to the Stock Award Agreement shall be forfeited.

(c)Rights as a Stockholder.  The Awardee shall be a stockholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) upon the grant of the Stock Award; provided, however, such rights are forfeited if the Shares subject to the Stock Award are forfeited, and no certificate representing ownership of the Shares shall be issued to the Awardee until such lapse of forfeiture occurs.

(d)Dividends.  Dividends that are declared and paid on the outstanding shares of Common Stock during any period for which forfeiture restrictions apply to a Stock Award shall not be paid at the time dividends are paid to stockholders, but shall be accrued, without interest, and paid out when such forfeiture restrictions lapse; provided, that any accrued dividends are forfeited to the extent the underlying shares under the Award are forfeited.

10.RSU Awards.

The terms and conditions of a grant of a RSU Award shall be reflected in a RSU Award Agreement.  RSUs shall be earned, and forfeiture restrictions shall lapse, at such time, in such installments, and/or subject to such Performance Goal(s) and with such Performance Period as determined by the Committee or, if applicable, a delegate of the Committee.  No Shares shall be issued at the time a RSU Award is granted, and the Company will not be required to set aside a fund for the payment of any such RSU Award.  A Participant shall have no voting or dividend rights with respect to any RSUs granted hereunder until the Shares, if any, underlying the RSU Award are earned and issued.

(a)Restrictions.  A RSU Award shall be subject to (i) forfeiture until the expiration of the restricted period established by the Committee, and/or, for a PSU Award, satisfaction of any applicable Performance Goals as established under Section 11 during a designated Performance Period, to the extent provided in the applicable PSU Award Agreement, and to the extent such RSUs or PSUs are forfeited, all rights of the Awardee to such RSUs or PSUs shall terminate without further obligation on the part of the Company, and (ii) such other terms and conditions as may be set forth in the applicable RSU Award Agreement or PSU Award Agreement.  The minimum restricted period or Performance Period  for RSU Awards shall be one year from the date of grant.

(b)Settlement of Restricted Stock Units

 and Performance Share Units.  Upon the expiration of the restricted period with respect to any outstanding RSUs, and satisfaction of the applicable Performance Goals for the Performance Period for any outstanding PSUs, the Company shall deliver to the Awardee, or his or her beneficiary, without charge, one Share for each such outstanding RSU for which forfeiture restrictions have lapsed, or for each outstanding PSU which has been earned; provided, however, that, if explicitly provided in the applicable RSU Award Agreement or PSU Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of delivering only Shares for such RSUs or PSUs.  If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the restricted period lapsed with respect to such RSUs, or the date on which the Committee or, if applicable, a delegate of the Committee, determines that the applicable Performance Goals have been met for PSUs.

(c)Dividend Equivalents.  Unless set forth in an Award Agreement, no dividend equivalents will be paid on any RSU Award or PSU Award.  Dividend equivalents, if added in an Award Agreement, shall only be paid to the extent the RSU Award or PSU Award is earned and paid.

11.Performance-Based Awards.

The Committee will establish, in writing, the Performance Goals and the Performance Period for each applicable Award; provided, however, that where the determination of the Performance Goals and Performance Period for any Award for which the Committee has delegated authority under Section 4(a), the authority to establish Performance Goals and a Performance Period is also delegated.  Such Performance Goals may vary by Awardee and by Award.  The Committee, in its discretion, may adjust or modify the calculation of Performance Goals to prevent dilution or enlargement of the rights of Awardees.

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12.Compliance with Conditions.

The Committee has the authority, which may be delegated to the extent permitted by applicable law, to set forth conditions and requirements, including, without limitation, restrictive covenants, in any Award Agreement.  Any failure to comply with such conditions or requirements, either during the employment period or after Termination of Employment, as applicable, may subject the Award to forfeiture, or to any applicable clawback policy.

13.Impact of Termination of Employment Events.

The following Termination of Employment events shall have the following consequences for outstanding Awards.

(a)Disability of an Awardee.

(i)Options.  Subject to Section 13(g), upon an Awardee’s Termination of Employment as a result of the Awardee’s Disability, all outstanding vested and exercisable Options granted to such Awardee shall remain exercisable for one year after Termination of Employment as a result of a Disability; provided, that the Option will expire at the expiration of the stated term if earlier.

(ii)Stock Awards, RSU Awards and PSU Awards.  If an Awardee’s Termination of Employment is due to the Awardee’s Disability:

(1)all outstanding and unvested Stock Awards and RSU Awards not described in subsection (a)(ii)(2) that would have vested prior to the first anniversary of the date of Termination of Employment will accelerate, all forfeiture restrictions will lapse, and the Shares will be issued no later than 60 days after the termination date; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Termination of Employment; and

(2)subject to Section 15(c), all outstanding Stock Awards and RSU Awards that are conditioned upon achievement of one or more Performance Goals and granted to such Awardee shall vest pro-rated at target based on the service completed during the applicable performance period and be paid in a lump sum no later than 60 days after the termination date; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Termination of Employment.

(b)Death of Awardee.

(i)Options.  Upon an Awardee’s Termination of Employment as a result of the Awardee’s death, all outstanding vested and exercisable Options granted to such Awardee shall remain exercisable for one year after Termination of Employment as a result of a death; provided, that the Option will expire at the expiration of the stated term if earlier.  If an Option is held by the Awardee when he or she dies, the Option may be exercised by the beneficiary designated by the Awardee, the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution.

(ii)Stock Awards, RSU Awards and PSU Awards.  Any outstanding Stock Awards, RSU Awards and PSU Awards shall be forfeited upon the death of the Awardee.

(c)[Reserved]

(d)Voluntary Severance Incentive Program.  Upon an Awardee’s Termination of Employment as a result of participation in a voluntary severance incentive program of the Company or a Subsidiary approved by the Board or a committee of the Board, the Board or the Committee shall take action to:

(i)vest all outstanding Options granted to the Awardee, with such vested Options remaining exercisable until the expiration of the stated term of the Option; and

(ii)vest and lapse all forfeiture restrictions on all outstanding time-based Stock Awards and RSU Awards granted to such Awardee and provide that all such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than 60 days after the termination date; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Termination of Employment; and

(iii)vest all outstanding PSU Awards, pro-rated at target based on the service completed during the applicable Performance Period, and provide that all such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than 60 days after the termination date; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Termination of Employment.

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(e)Divestiture.  If an Awardee will cease to be an Employee because of a divestiture by the Company (the determination of whether a divestiture will occur shall be made by the Committee in its sole discretion), prior to such Termination of Employment, the Committee may, in its sole discretion,:

(i)fully vest some or all of the outstanding Options granted to the Awardee, and such Options shall remain exercisable until the expiration of the stated term of the Option; and

(ii)accelerate the vesting of and lapse of forfeiture restrictions on all or a portion of any outstanding time-based Stock Awards or RSU Awards granted to such Awardee, and provide that such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than 60 days after the termination date; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Termination of Employment; and

(iii)vest all or a portion of any outstanding PSU Awards, pro-rated at target based on the service completed during the applicable Performance Period, and provide that all such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than 60 days after the termination date; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Termination of Employment.

(f)Work Force Restructuring or Similar Program.  If an Awardee will cease to be an Employee because of a work force restructuring or similar program (the determination of whether a work force restructuring will occur shall be made by the Committee in its sole discretion), prior to such Termination of Employment, the Committee may, in its sole discretion:

(i)vest some or all of the outstanding Options granted to the Awardee, and such Options shall remain exercisable until the expiration of the stated term of the Option; and

(ii)accelerate the vesting of, and lapse of forfeiture restrictions on, all or a portion of any outstanding Stock Awards or RSU Awards granted to such Awardee, and provide that all such RSU Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than 60 days after the termination date; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Termination of Employment; and

(iii)vest all or a portion of any outstanding PSU Awards, pro-rated at target based on the service completed during the applicable Performance Period, and provide that all such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than 60 days after the termination date; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Termination of Employment.

(g)Post-Termination of Employment Restrictions.  The following provisions will apply to the extended exercisability, vesting, or continuation of any Award following a Termination of Employment:

(i)The Awardee shall not, without prior written authorization from the Company, use in other than the business of the Company or any of its Subsidiaries or Affiliates, any confidential information or material relating to the business of the Company or its Subsidiaries or Affiliates, either during or after employment with the Company or any of its Subsidiaries or Affiliates;

(ii)The Awardee shall disclose promptly and assign to the Company or one of its Subsidiaries or Affiliates, as appropriate, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Awardee during employment by the Company or any of its Subsidiaries or Affiliates, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its Subsidiaries or Affiliates and shall do anything reasonably necessary to enable the Company or one of its Subsidiaries or Affiliates, as appropriate, to secure a patent where appropriate in the United States and in foreign countries; and

(iii)[Reserved]

(h)Options.  If the Participant does not exercise an Option within the additional time specified in accordance with this Section 13, the Option (to the extent not exercised) shall automatically terminate at the end of the extended exercise period; provided, however, if applicable, the provisions of Section 8(e) shall apply.

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14.Withholding.

(a)Required Withholding. All Awards under the Plan shall be subject to applicable federal (including FICA), state, local and foreign tax withholding requirements. The Employer may require the Participant or other person receiving or exercising an Award to pay to the Employer the amount of any federal, state, local or foreign taxes that the Employer is required to withhold with respect to such Award, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Award.

(b)Authority to Withhold Shares. The Committee may authorize that the Company’s tax withholding obligation with respect to any Award paid in Common Stock shall be satisfied by having shares of Common Stock withheld at the time such Award becomes taxable in an amount equal to the maximum tax withholding obligation in compliance with applicable law. In addition, the Committee may allow Participants to elect to have such authorized share withholding applied (or not) to particular Awards.  The election must be in a form and manner prescribed by the Company and may be subject to limits imposed by the Committee.

15.Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale; Change in Control.

(a)Changes in Capitalization.  Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.  Any adjustments made under this Section 15(a) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, other than a dissolution or liquidation that is defined as a Change of Control, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Committee in its discretion may provide for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Committee may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)Change in Control.  The provisions of this Section 15(c) shall apply in the case of a Change in Control.  If more specific terms are set forth in any separate plan document or agreement between the Company and any Awardee, such separate plan or agreement shall govern the treatment of Awards.

(i)Awards Not Assumed or Substituted by the Surviving Entity.  Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (A) outstanding Options, Stock Awards and RSUs, and other Awards in the nature of rights that may be exercised, shall become fully vested and exercisable, (B) time-based vesting restrictions on outstanding Awards shall lapse, and (C) the payout opportunities attainable under all of such Awardee’s outstanding performance-based Awards shall be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant Performance Goals at the target level and, subject to Section 15(c)(iv) and Section 22, there shall be a payout to the Awardee or his or her beneficiary within 60 days following the date of the Change in Control; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the Awards would have been paid absent the Change in Control; provided, further, that if any other plan or agreement of the Company in place at the time of the Change in Control provides for additional acceleration, the terms of such other plan or agreement shall control.  To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(ii)Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within two years after the effective date of the Change in Control, an Awardee’s employment is terminated without Cause or (subject to the following sentence) the Awardee resigns for “good reason” in connection with a Change in Control then (A) all of that Awardee’s outstanding Options, Stock Awards, RSUs and other Awards in the nature of rights that may be exercised shall become fully vested and exercisable, (B) all time-based vesting restrictions on the Awardee’s outstanding Awards shall lapse, and (C) the payout opportunities attainable under all of such Awardee’s outstanding performance-based Awards shall be deemed to have been earned as of the date of the employment termination based upon an assumed achievement of all relevant Performance Goals at the target level and, subject to Section 15(c)(iv) and Section 22, there shall be a payout to the Awardee or his or her beneficiary within 60 days following the date of the employment termination; provided, that to the extent necessary to prevent the imposition of taxes or penalties under Section 409A of the Code, such payout shall be made on the date(s) the

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Awards would have been paid absent the employment termination; provided, further, that if any other plan or agreement of the Company in place at the time of the Change in Control provides for additional acceleration, the terms of such other plan or agreement shall control.  With regard to each Award, an Awardee shall not be considered to have resigned for “good reason” unless either (1) the Award Agreement includes a “good reason” termination right in connection with a Change in Control or (2) the Awardee is or was, prior to the Change in Control, party to an employment agreement or severance or similar agreement or plan with the Company or a Subsidiary or Affiliate that includes provisions in which the Awardee is permitted to resign for “good reason” in connection with a Change in Control (as defined in such agreement or plan). To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(iii)Equitable Adjustments.  The Committee, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(iv)Code Section 409A.  No action shall be taken under this Section 15(c) which shall cause an Award to fail to be exempt from or comply with Code Section 409A.

(v)Consent.  Notwithstanding any other provision of the Plan or any Award Agreement, the provisions of this Section 15(c) may not be terminated, amended, or modified upon or after a Change of Control in a manner that would adversely affect an Awardee’s rights with respect to an outstanding Award without the prior written consent of the Awardee.

(vi)Assumption.  For purposes of this Section 15(c), an Award shall be considered assumed or otherwise equitably converted or substituted if, following the Change in Control, (x) the acquiring entity is principally traded on a national United States-based stock exchange; and (y) the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares, the Award instead confers the right to receive common stock of the acquiring entity.

16.Amendment and Termination of the Plan.

(a)Amendment and Termination.  The Committee may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by applicable law (including applicable stock exchange requirements). In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:

(i)materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15;

(ii)reduce the minimum exercise price for Options granted under the Plan;

(iii)Reprice any outstanding Awards, other than in connection with a change in the Company’s capitalization (as described in Section 15(a)); or

(iv)change the class of persons eligible to receive Awards under the Plan.

(b)Effect of Amendment or Termination.  No amendment, suspension or termination of the Plan shall impair the rights of any Participant under an outstanding Award, unless agreed to in a writing signed by the Participant and the Company.  Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)Effect of the Plan on Other Arrangements.  Neither the adoption of the Plan by the Board or the Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock, restricted stock units, stock options or other incentive compensation awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.Non-Transferability of Awards.

Unless provided otherwise in an Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution.

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18.Designation of Beneficiary.

(a)An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan.  To the extent that Awardee has completed a designation of beneficiary, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under applicable law.

(b)Such designation of beneficiary may be changed by the Awardee at any time by written notice in a form approved by the Committee.  In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one of the dependents or relatives of the Awardee to exercise the Award to the extent permissible under applicable law.

19.No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Subsidiaries or Affiliates.  Further, the Company and its Subsidiaries or Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.Clawback.

The Company shall have the right to recoup or “claw back” any payment made with respect to an Award under the Plan to the extent necessary to comply with applicable Federal securities laws or any Board- or Committee-approved plan or policy.

21.No Section 83(b) Election.

No Awardee may make an election under Code Section 83(b) with respect to any Stock Award or RSU Award granted hereunder.

22.Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Award unless the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.  Without limiting the foregoing, the Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Committee shall make a good faith effort to interpret and administer the Plan in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of Code Section 409A, each installment payment provided under the Plan shall be treated as a separate payment.  Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Awardee’s Termination of Employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier), (b) amounts payable upon an Awardee’s Termination of Employment shall only be payable if such termination constitutes a “separation from service” within the meaning of Code Section 409A, and (c) except to the extent acceleration or deferral is permitted by or complies with the requirements of Code Section 409A, neither the time nor schedule of any payment or exercise of an Award will accelerate or be deferred. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

23.Inability to Obtain Authority.

To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

24.Reservation of Shares.

The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

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25.Notice.

Any written notice to the Company required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall be effective when received.

26.Governing Law; Interpretation of Plan and Awards.

(a)This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

(b)In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the provisions of the Plan or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)All questions arising under the Plan or under any Award shall be decided by the Committee in its total and absolute discretion.

27.Limitation on Liability.

The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a)The Non-Issuance of Shares.  The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)Tax Consequences.  Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

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APPENDIX B

Appendix B—Reconciliation of GAAP and Non‑GAAP Financial Measures

and Adjustments Made to Non‑GAAP Performance Metrics

In fiscal year 2020, we adjusted our earnings before interest, taxes, depreciation and amortization and pension (EBITDAP) and free cash flow performance metrics in our AIP. The tables below provide a reconciliation from operating income and cash flow used in operations (GAAP metrics) to EBITDAP and free cash flow (non‑GAAP metrics), respectively, and shows how the non-GAAP metrics were adjusted, as used in the determination of our AIP payouts.

($ in millions)	12 Fiscal Months Ended March 31, 2020
Net loss (GAAP)	$(28)
Add back: Income tax expense	6
Add back: Interest expense and other	122
Less: Non-service defined benefit income	(42)
Add back: Depreciation & Amortization	138
Add back: Goodwill impairment	66
Less: Amortization of acquired contract liability	(75)
Add back: Losses on divestitures	57
Less: Legal judgment gain, net	(9)
Add back: Union incentives	7

Adjusted EBITDAP(1)	$242

($ in millions)	12 Fiscal Months Ended March 31, 2020
Cash flow from operations (GAAP)	$97
Capital expenditures	(40)
Free cash flow(1)	$57

(1)	This is a non‑GAAP performance measure.

Adjusted income from continuing operations before income taxes, adjusted income from continuing operations and adjusted income from continuing operations diluted per share, before non‑recurring costs is provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP.

B-1

TRIUMPH GROUP, INC. 899 CASSATT ROAD, SUITE 210  BERWYN, PA 19312  VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/TGI2020  You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY  D18681-P36533 TRIUMPH GROUP, INC.  The Board of Directors recommends you vote FOR the following:  1a. Paul Bourgon  1b. Daniel J. Crowley  1c. Ralph E. Eberhart  1d. Daniel P. Garton  1e. Richard A. Goglia  1f. Barbara W. Humpton  1g. William L. Mansfield  1h. Colleen C. Repplier  1i. Larry O. Spencer  The Board of Directors recommends you vote FOR proposals 2, 3 and 4.  Nominees:  2. To approve, by advisory vote, of compensation paid to our named executive officers for fiscal year 2020.  3. To approve the Amended and Restated Triumph Group, Inc. 2018 Equity Incentive Plan to increase the number of shares available for issuance under the Plan.  4. Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021.  The Board of Directors recommends you vote AGAINST proposal 5.  5. Stockholder proposal to reduce the threshold to call special stockholder meetings to 15% of outstanding shares.  NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof. For  Against  Abstain For  Against  Abstain For  Against  Abstain  1. Election of Directors  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

D18682-P36533 TRIUMPH GROUP, INC.  Annual Meeting of Stockholders  July 16, 2020, 9:00 AM ET  This proxy is solicited by the Board of Directors  The undersigned hereby appoints Daniel J. Crowley, James F. McCabe and Jennifer H. Allen as proxies, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if virtually present at the Annual Meeting of Stockholders of the Company to be held on July 16, 2020, and at any and all postponements or adjournments thereof. Such meeting will be held via live webcast on the Internet at www.virtualshareholdermeeting.com/TGI2020.  This proxy will be voted as directed. If no direction is given with respect to proposals 1, 2, 3, 4 and 5, the proxies will vote FOR each of the nominees in proposal 1, FOR proposals 2, 3 and 4, AGAINST proposal 5 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement or adjournment of such meeting.  Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.